UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.          )

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MGIC Investment Corporation
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MGIC

MGIC Investment Corporation

Notice of 2022 Annual Meeting and Proxy Statement

2021 Annual Report to Shareholders

MGIC Investment Corporation
Notice of 2022 Annual Meeting of Shareholders

When: Thursday, April 28, 2022, at 9:00 a.m. Central time. Admittance to the webcast begins at 8:45 a.m. Where: Via webcast at www.virtualshareholdermeeting. com/MTG2022
Items of Business:
1Election of thirteen directors
2Advisory vote to approve named executive officer compensation
3Ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022
4Any other matters that properly come before the meeting
Record Date:
You can vote if you were a shareholder of record on March 11, 2022.

Your vote is very important. Whether or not you plan to attend our Annual Meeting, we encourage you to read our proxy materials and to vote as soon as possible using one of the methods described beginning on page 60.

By Order of the Board of Directors

Paula C. Maggio
Executive Vice President, General Counsel and Secretary
March 25, 2022

OUR PROXY STATEMENT AND 2021 ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT HTTPS://MATERIALS.PROXYVOTE.COM/552848.

Item 3 – Ratification of Appointment of Independent Registered Public Accounting Firm	56
Audit Committee Report	57
Other Matters	58
Stock Ownership	58
About the Meeting and Proxy Materials	59
Appendix A – Glossary of Terms and Acronyms	App A - 1
Appendix B – Explanation and Reconciliation of Non-GAAP Financial Measures	App B - 1

MGIC Investment Corporation P.O. Box 488 MGIC Plaza, 270 East Kilbourn Avenue Milwaukee, WI 53201

Proxy Statement
Our Board of Directors is soliciting proxies for the Annual Meeting of Shareholders to be held Thursday, April 28, 2022 at 9:00 a.m. Central time, via webcast at www.virtualshareholdermeeting.com/MTG2022, and at any postponement or adjournment of the meeting. In this Proxy Statement we sometimes refer to MGIC Investment Corporation as “the Company,” “we” or “us.” This Proxy Statement and the enclosed form of proxy are being mailed to shareholders beginning on March 25, 2022. If you have any questions about attending our Annual Meeting, you can call Investor Relations at (414) 347-6596.
Proxy Summary
This summary highlights information contained elsewhere in our Proxy Statement and does not contain all of the information you should consider. Please review the Company’s complete Proxy Statement before voting. Please refer to our Glossary of Terms and Acronyms in Appendix A to this Proxy Statement for definitions of certain capitalized terms.
Voting Matters and Board Recommendation

Proposal	Voting Matter	More Information	Board Vote Recommendation
1	Election of Thirteen Directors	Page 20	FOR each Director Nominee
2	Advisory Vote on Executive Compensation	Page 24	FOR
3	Ratification of Independent Registered Public Accounting Firm	Page 56	FOR
Our Business Strategies and 2021 Highlights
Through our subsidiary, Mortgage Guaranty Insurance Corporation (MGIC), we are a leading provider of mortgage insurance to lenders throughout the United States and to Fannie Mae and Freddie Mac (the GSEs). Our business strategies are to 1) maximize the value we create through our mortgage credit enhancement activities; 2) differentiate ourselves through our customer experience; 3) establish a competitive advantage through our digital and analytical capabilities; 4) excel at acquiring, managing and distributing mortgage credit risk and the related capital; 5) maintain financial strength through economic cycles; and 6) foster an environment that embraces diversity and best positions our people to succeed. As we discuss in the Compensation Discussion & Analysis (CD&A), the compensation of our Named Executive Officers (NEOs) is tied to our financial performance and to performance against business objectives that directly support these business strategies.
MGIC Investment Corporation – 2022 Proxy Statement │ 1

PROXY SUMMARY
We began 2021 with continued uncertainty about how COVID-19 would impact the borrowers whose mortgages we insured and the size of the market for our product. Unemployment was still a high 6.7% at year-end 2020. Mortgage originations were expected to be 20% lower in 2021 than in 2020 and the market for our product was expected to shrink by 17%. There was some concern about home prices after they had increased by 11.7% in 2020 (seasonally-adjusted Purchase-Only U.S. Home Price Index of the FHFA).
Despite those potential headwinds, our Company performed very well in 2021: we earned net income of $635 million on revenues of $1.2 billion. As shown by the metrics below, in 2021, our new insurance written grew by 7.2%, our insurance in force grew by 11.3% and our adjusted net operating income per diluted share grew by 44.7%. These metrics, among others, were considered when determining the 2021 bonuses of our NEOs and our success in advancing our business strategies.
New Insurance Written (NIW)
(billions)1
Insurance in Force (IIF)
(billions)2
Adjusted Net Operating Income per Diluted Share3

1	Direct NIW (before the effects of reinsurance).
2	Direct primary IIF (before the effects of reinsurance), which is an important driver of our future premiums.
3
This is a non-GAAP measure of performance. For a description of how we calculate this measure and for a reconciliation of this measure to its nearest comparable GAAP measure, see Appendix B to this Proxy Statement.

Following are several of our additional 2021 accomplishments that furthered our business strategies.

Business Strategy		Results
Maximize value created through mortgage credit enhancement activities	è	Earned $635 million of net income on $1.2 billion of revenues, compared to $446 million in 2020. Earned a 13.5% return on beginning shareholders' equity. Increased book value per common share by 9.4%.
Differentiate through customer experience	è
Our sales team is a core and sustainable strength - it is a brand built over decades.
Improvements to our systems and processes have led to more efficient underwriting for our customers.
Our market share is evidence of the value of our customer experience.

Establish competitive advantage through digital and analytical capabilities	è	We continued to transform our business processes along a number of dimensions, including: •Pricing •Data and analytics •Inside sales •Underwriting
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PROXY SUMMARY

Business Strategy		Results
Excel at acquiring, managing and distributing mortgage credit risk and related capital	è
Expanded our reinsurance program by:
•Reaching favorable terms to secure quota share reinsurance coverage on NIW through 2023.
•Executing two insurance linked note transactions, providing a total of $797 million in excess-of-loss reinsurance coverage on a portion of our 2020 and 2021 NIW.
These transactions allowed us to better manage our risk profile and provided a source of capital relief.

Maintain financial strength through economic cycles	è
Maintained financial strength and capital flexibility while returning approximately $385 million in capital to shareholders:
•Repurchased 5.6% of our shares outstanding at the beginning of the year.
•Increased our cash dividend by 33% in the second half of 2021.
Repurchased $99 million par value of our 9% Junior Convertible Debentures, which eliminated approximately 7.5 million potentially dilutive shares.
Our debt-to-capital ratio was below 20% at year-end 2021.
Our capital is well in excess of the requirements of the GSEs and state regulators.

Foster an environment that embraces diversity and best positions people to succeed	è
Continued to provide a competitive package of benefits that recognize the unique needs of our workforce and their families.
Invested in development and career growth, implementing targeted tools and trainings to hone the skill sets most critical to the future of work.
Expanded our diversity, equity and inclusion work:
•Created a dedicated Community and Inclusion Advisor role.
•Established a relationship with a coalition of education partners helping limited-income, high potential students to graduate from college.
•Signed the CEO Action Pledge for Diversity and Inclusion.

COVID-19 Response and Workplace Evolution
The health and safety of our co-workers is very important to us, as is providing them with the resources and support they need to perform effectively. Our leadership regularly communicates with co-workers, and we have deployed new methods since the onset of COVID-19, including a new MGIC intranet, to support an even more connected co-worker experience. Leadership and co-workers at all levels have found value in the workplace flexibility initiated by COVID-19, so we have adopted a hybrid work model as our new way of operating. Accordingly, we have invested significant time and resources on planning, training, and updating our technology to prepare our teams to work together in a new way, while attempting to maintain equity, productivity and support, regardless of where work is performed.

MGIC Investment Corporation – 2022 Proxy Statement │ 3

PROXY SUMMARY
Board Nominees

Name	Age[1]	Director Since	Primary Occupation	Independent	Committee Memberships[2]
Analisa M. Allen	62	2020	Consultant with Gerson Lehrman Group; Former CIO of Data & Analytics and CIO for Home Lending Technology of JP Morgan Chase's consumer bank	Yes	• BT&T • Risk Management
Daniel A. Arrigoni	71	2013	Former President and CEO of U.S. Bank Home Mortgage Corp.	Yes	• Audit • Risk Management
C. Edward Chaplin	65	2014	Former President and CFO of MBIA Inc.	Yes	• Risk Management • Securities Inv.
Curt S. Culver	69	1999	Chairman of the Board and former CEO of MGIC Investment Corp.	No	• Executive
Jay C. Hartzell ▲	52	2019	President of the University of Texas at Austin	Yes	• Audit • Risk Management
Timothy A. Holt	68	2012	Former SVP and Chief Investment Officer of Aetna, Inc.	Yes	• MDNG • Securities Inv. (C)
Jodeen A. Kozlak	58	2018	Founder and CEO of Kozlak Capital Partners, LLC; Former Global SVP of Human Resources of Alibaba Group	Yes	• BT&T (C) • MDNG
Michael E. Lehman	71	2001	Lead Independent Director of MGIC Investment Corp; Former EVP and CFO of Sun Microsystems, Inc.	Yes	• BT&T • Executive • MDNG * (C)
Teresita M. Lowman	57	New Nominee	Strategic Advisor to Launch Factory; Former VP of DXC Technology Company	Yes	• Proposed to be on BB&T
Timothy J. Mattke	46	2019	CEO of MGIC Investment Corp.	No	• Executive (C)
Gary A. Poliner	68	2013	Former President of The Northwestern Mutual Life Insurance Company	Yes	• Audit (C) • Risk Management • Securities Inv.
Sheryl L. Sculley ▲	69	2019	Consultant with Strategic Partnerships, Inc.; Adjunct Professor at the University of Texas at Austin; Former City Manager of the City of San Antonio, Texas	Yes	• Audit • Securities Inv.
Mark M. Zandi	62	2010	Chief Economist of Moody's Analytics, Inc.	Yes	• Risk Management (C)
1	As of March 11, 2022
2	BT&T = Business Transformation and Technology; MDNG = Management Development, Nominating and Governance
▲ =	Audit Committee Financial Expert
C =	Committee Chair

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PROXY SUMMARY
Environmental, Social and Governance Highlights
As pioneers of the modern form of private mortgage insurance 65 years ago, MGIC has helped millions of families achieve homeownership sooner. This is a touchstone we come back to when we think about the work we do, how we do it, and why we do it. Homeownership can be a powerful vehicle for financial stability and generational wealth, which means that our impact – and our responsibility – extends well beyond the walls of our company, beyond our investors, beyond our customers, even beyond the consumers who use our product. Our work supports resilient communities and the social fabric at large.
Keeping this holistic picture in mind is critical to doing well by each of the audiences to whom we are accountable. Our initiatives benefit greatly from our highly-engaged Board of Directors, who provide essential vision and oversight, in partnership with the members of our Environmental, Social and Governance (ESG) Executive Council, who advance these efforts at the management level, cascading our priorities down through functional areas of our business.
In our Environmental, Social and Governance Report, published on our website, you can see how our commitment bears out across the work we do, from our internal approach to human capital to our external considerations for environmental and social impact, including, most notably, our efforts in the affordable housing space. We are not including the information contained in that report as a part of, or incorporating it by reference into, this Proxy Statement.
Compensation Highlights
Pay Opportunity Mix. At-risk performance-based compensation represented a significant majority of the 2021 total direct compensation (TDC) opportunity of our NEOs.
CEO 2021 Pay Opportunity Mix (% of Target TDC)
At-Risk Performance-Based Pay: 84%
Other NEOs' 2021 Pay Oppty Mix (% of Target TDC)
At-Risk Performance-Based Pay: 77%
Long-Term Equity Incentives. To align our long-term equity awards with the interests of shareholders, 100% of the long-term equity awards granted in March 2021 to our NEOs are performance-based and cliff vest after three years based on achievement of a three-year cumulative adjusted book value (ABV) per share growth goal.
Performance-Based Bonus. Our bonus program is designed to strongly align pay with our performance. Bonus payouts for 2021 were based on our achievement against three financial performance goals (return on equity, new insurance written and insurance in force), and performance against three specific business objectives.
Best Practices. Our compensation program is grounded in best practices, which include strong stock ownership guidelines for NEOs, no hedging or pledging of our stock, a long-standing “clawback” policy, limited change in control benefits (with no tax gross-ups) and very modest perquisites.
MGIC Investment Corporation – 2022 Proxy Statement │ 5

Corporate Governance and Board Matters
The Board of Directors oversees the management of the Company and our business. The Board selects our CEO and, in conjunction with our CEO, selects the rest of our senior management team, which is responsible for operating our business.
Corporate Governance Guidelines and
Code of Business Conduct
The Board has adopted Corporate Governance Guidelines, which set forth a framework for our governance. The Guidelines cover the Board’s composition, leadership, meeting process, director independence, Board membership criteria, committee structure, succession planning and director compensation. Among other things, the Board meets in executive session outside the presence of any member of our management after at least two Board meetings annually at which directors are present in person and at any additional times determined by the Board or the Lead Director. Mr. Lehman presides at these sessions and has served as the Board’s Lead Director since July 2020. See “ — Board Leadership” for information about the Lead Director’s responsibilities and authority. The Corporate Governance Guidelines provide that a director shall not be nominated by the Board for re‑election if at the date of the Annual Meeting of Shareholders, the director is age 74 or more. The Corporate Governance Guidelines also provide that a director who retires from his or her principal employment or joins a new employer shall offer to resign from the Board. Unless the Board determines that a Chief Executive Officer who is Chairman of the Board should continue as Chairman of the Board after his or her tenure as Chief Executive Officer, a director who is an officer of the Company or a subsidiary and leaves the Company shall resign from the Board. In 2014, the Board determined that Mr. Culver should become non-executive Chairman of the Board upon retirement from his position as Chief Executive Officer in 2015.
We have a Code of Business Conduct emphasizing our commitment to conducting our business in accordance with legal requirements and high ethical standards. The Code applies to all employees, including our executive officers, and specified portions are applicable to our directors. Certain portions of the Code that apply to transactions with our executive officers, directors, and their immediate family members are described under “Other Matters – Related Person Transactions” below. These descriptions are subject to the actual terms of the Code.
Our Corporate Governance Guidelines and our Code of Business Conduct are available on our website (http://mtg.mgic.com) under the “Leadership & Governance; Documents” links. Written copies of these documents are available to any shareholder who submits a written request to our Secretary. We intend to disclose on our website any waivers from, or amendments to, our Code of Business Conduct that are subject to disclosure under applicable rules and regulations.
Director Independence
Our Corporate Governance Guidelines regarding director independence provide that a director is not independent if the director has any specified disqualifying relationship with us. The disqualifying relationships are equivalent to those of the independence rules of the New York Stock Exchange (NYSE), except that our disqualification for board interlocks is more stringent than under the NYSE rules. Also, for a director to be independent under the Guidelines, the director may not have any material relationship with us. For purposes of determining whether a disqualifying or material relationship exists, we consider relationships with MGIC Investment Corporation and its consolidated subsidiaries.
The Board has determined that all of our directors except for Mr. Culver, our former CEO, and Mr. Mattke, our current CEO, are independent under the Guidelines and the NYSE rules. The Board made its
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independence determinations by considering whether any disqualifying relationships existed during the periods specified under the Guidelines and the NYSE rules. To determine that there were no material relationships, the Board applied categorical standards that it had adopted and incorporated into our Corporate Governance Guidelines. All independent directors met these standards. Under these standards, a director is not independent if payments under transactions between us and a company of which the director is an executive officer or 10% or greater owner exceeded the greater of $1 million or 1% of the other company’s gross revenues. Payments made to and payments made by us are considered separately, and this quantitative threshold is applied to transactions that occurred in each of the three most recent fiscal years of the other company. Also under these standards, a director is not independent if during our last three fiscal years the director:
•was an executive officer or member of a law firm or investment banking firm providing services to us;
•was an executive officer of a charity to which we made contributions; or
•received any direct compensation from us other than as a director, or if during such period a member of the director’s immediate family received compensation from us.
In making its independence determinations, the Board considered payments we made to Moody’s Analytics (of which Dr. Zandi is an executive officer) for research and subscription services for Moody’s Economy.com and related publications, and payments to Moody’s Investors Service for credit rating services. These transactions were below the quantitative threshold contained in our Corporate Governance Guidelines and were entered into in the ordinary course of business by us, Moody’s Analytics and Moody’s Investors Service.
Related Person Transactions
Among other things, our Code of Business Conduct prohibits us from entering into transactions in which our “Senior Financial Officers,” executive officers, or their respective immediate family members have a material personal financial interest (either directly or through a company with which the officer has a relationship) unless all of the following conditions are satisfied:
•the terms of the contract or transaction are fair and equitable, at arm’s length and are not detrimental to our interests;
•the existence and nature of the interests of the officer are fully disclosed to and approved by the Audit Committee; and
•the interested officer has not participated on our behalf in the consideration, negotiation or approval of the contract or transaction.
The Code defines a material interest as one in which our officer is a director or officer of the counterparty to the transaction, or our officer or a member of our officer’s immediate family has a financial interest in such counterparty that has a value of at least 10% of the value of such counterparty. Our Audit Committee does not consider payments and benefits arising in the ordinary course of employment with us, or through services as a director, to be “transactions” subject to its approval.
In addition, the Code requires Audit Committee approval of all transactions with any director or a member of the director’s immediate family, other than transactions involving the provision of goods or services in the ordinary course of business of both parties. The Code contemplates that our non-management directors will disclose all transactions between us and parties related to the director, even if they are in the ordinary course of business.
Under its Charter, the Audit Committee is responsible to conduct a review and oversee all related party transactions for potential conflicts of interest and prohibit such transactions if the Committee determines them to be inconsistent with the interests of the Company. For purposes of the Charter, “related party transaction” means a transaction in which the Company (or its affiliates) is a participant,
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CORPORATE GOVERNANCE AND BOARD MATTERS
the amount exceeds $120,000, and in which one of the following had or will have a direct or indirect material interest: an executive officer, director, or director nominee, or their immediate family members or persons sharing their households, or 5% shareholders.
Board Leadership
Mr. Culver serves as non-executive Chairman of the Board and Mr. Lehman serves as Lead Director. Under this structure, the Chairman chairs Board meetings, where the Board discussion includes strategic and business issues. The Board believes that this approach makes sense at this time because Mr. Culver, as our former CEO, is very familiar with our business and strategic plans as reviewed by the Board. Mr. Culver has been with us since 1985, and served as Chief Executive Officer from 2000 until his retirement in 2015, when he became our non-executive Chairman of the Board.
Because the Board also believes that strong, independent Board leadership is a critical aspect of effective corporate governance, the Board maintains the position of Lead Director. The Lead Director is an independent director selected by the independent directors. The Lead Director’s responsibilities and authority include:
•presiding at all meetings of the Board at which the Chairman is not present;
•having the authority to call and lead executive sessions of directors without the presence of any director who is an officer (or if determined by the Board, a former officer) (the Board meets in executive session after at least two Board meetings each year);
•serving as a conduit between the CEO and the independent directors to the extent requested by the independent directors;
•serving as a conduit for the Board’s informational needs, including proposing topics for Board meeting agendas; and
•being available, if requested by major shareholders, for consultation and communication.
The Board believes that a leader intimately familiar with our business and strategic plans serving as Chairman, together with an experienced and engaged Lead Director, is the most appropriate leadership structure for the Board at this time. The Board periodically reviews the structure of the Board and the Board’s leadership.
Communicating with the Board
Shareholders and other interested persons can communicate with members of the Board, non-management members of the Board as a group or the Lead Director, by sending a written communication to our Secretary, addressed to: MGIC Investment Corporation, Secretary, P.O. Box 488, Milwaukee, WI 53201. The Secretary will pass along any such communication, other than a solicitation for a product or service, to the Lead Director.
Director Selection
The Board believes that the Board, as a whole, should possess a combination of skills, professional experience, and diversity of backgrounds necessary to oversee our business. In addition, the Board believes there are certain attributes every director should possess, as reflected in the Board’s membership criteria. Accordingly, the Board and the Management Development, Nominating and
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Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and our current and future needs.
The Management Development, Nominating and Governance Committee is responsible for developing Board membership criteria and recommending these criteria to the Board. The criteria, which are set forth in our Corporate Governance Guidelines, include an inquiring and independent mind, sound and considered judgment, high standards of ethical conduct and integrity, well-respected experience at senior levels of business, academia, government or other fields, ability to commit sufficient time and attention to Board activities, anticipated tenure on the Board, and whether an individual will enable the Board to continue to have a substantial majority of independent directors. In addition, the Management Development, Nominating and Governance Committee in conjunction with the Board periodically evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Board will find valuable in the future. The Management Development, Nominating and Governance Committee seeks a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives and enable the Board to have access to a diverse body of talent and expertise relevant to our activities. The Committee also seeks to enhance the diversity of the Board in other areas, such as geography, age, race, gender and ethnicity. The Committee’s and the Board’s evaluation of the Board’s composition enables the Board to consider the skills and experience it seeks in the Board as a whole, and in individual directors, as our needs evolve and change over time and to assess the effectiveness of the Board’s efforts at pursuing diversity. In identifying director candidates from time to time, the Management Development, Nominating and Governance Committee may establish specific skills and experience that it believes we should seek in order to constitute a balanced and effective board.
The table below summarizes certain skills and experiences considered important by the Board, how those skills and experiences are relevant to the Company and its business strategies and how they are represented in the board members standing for election at the Annual Meeting of Shareholders. The Committee evaluates new director candidates considering these skills and experiences, and the criteria listed above, as well as other factors the Committee deems relevant, through background reviews, input from other members of the Board and our executive officers, and personal interviews with the candidates attended by at least the Committee Chair. The Committee will evaluate any director candidates recommended by shareholders using the same process and criteria that apply to candidates from other sources.
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CORPORATE GOVERNANCE AND BOARD MATTERS

Skills and Experience	Relevance to MGIC	Board Composition
Accounting	We operate in a complex financial and regulatory environment.
Chief Executive Officer	Experience at the highest level of an organization provides expertise that will foster participation in the development and implementation of the Company's business strategies.
Data & Analytics
Experience with the use of structured and unstructured data, as well as the tools and processes necessary to enable the development of actionable insights via advanced quantitative and statistical methods is important as we continue to pursue our strategic initiatives.

Financial	Knowledge of finance or financial reporting and experience with debt and capital markets transactions is important to executing our business strategies.
Human Resources	As a financial services firm, human capital represents an important asset. Knowledge of human resources matters is important to executing our business strategies.
Insurance	Insurance industry experience provides understanding of our business and strategies.
Investments	We manage a large and long-term investment portfolio to support our obligations to pay future claims of our policyholders.
Public Co. Executive Experience	As a complex, publicly-held company, practical insight into shareholder concerns and governance matters is important.
Regulatory / Public Affairs	Our business requires compliance with a variety of federal, state and GSE requirements, and involves relationships with various government and non-government organizations.
Housing Markets / Risk Management	A main component of our business involves taking and managing risk associated with the housing markets.
Technology / Cyber	We continue to undergo a business process transformation involving upgrades to our technology and to manage our cybersecurity risks.
We have continued to refresh and diversify our Board over the last five years as five new independent directors joined our Board, two directors did not stand for re-election due to the age-related retirement policy in our Corporate Governance Guidelines, our new CEO joined the Board and our former CEO retired from the Board. As a result of the changes in our Board composition over the five-year period, and the changes proposed to occur at the 2022 Annual Meeting of Shareholders, our Board has increased its gender and racial diversity from 20% to 38%. The following table and charts reflect the tenure, ages and diversity of the board members standing for election at the Annual Meeting of Shareholders.

Board Diversity Matrix (as of March 25, 2022)	Female	Male
African American or Black	0	1
Hispanic or Latinx	1	0
White	3	8
Total	4	9
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Gender Diversity

Racial/Ethnic Diversity
Tenure Diversity

Age Diversity

Oversight of Risk and Environmental, Social and Governance (ESG) Matters
Management
Our senior management is charged with identifying and managing the risks facing our business and operations. The Company's Senior Management Oversight Committee (SMOC) serves as its primary risk management governance organization. The SMOC oversees the Company’s enterprise risk management framework; oversees how the Company aligns its people, processes and technology capabilities with the strategic and business issues critical to the Company; maintains an enterprise view of risk across a set of identified key risks; and provides reporting to the Board's Risk Management Committee.
The Company's ESG Executive Council supports the Company's on-going initiatives related to environmental, health and safety, corporate social responsibility, corporate governance, sustainability, and other public policy matters relevant to the Company. In performing this general responsibility, the Council has discretion to: assist in setting the Company’s general strategy with respect to ESG matters; identify current and emerging ESG issues that may affect the Company’s business, strategy, operations,
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CORPORATE GOVERNANCE AND BOARD MATTERS
performance, or public image; make recommendations regarding policies, practices, procedures, or disclosures to address ESG matters; implement systems to monitor ESG matters when necessary; oversee the Company’s internal and external reporting and disclosures surrounding ESG matters; and advise on stockholder or stakeholder concerns regarding ESG matters. The ESG Executive Council will make regular reports to the SMOC and to the relevant Committee(s) of the Board of Directors of the Company.
Board of Directors and Committees
The Board of Directors is responsible for oversight of how our senior management addresses risks, including those associated with ESG matters, to the extent they are material. In this regard, the Board seeks to understand the material risks we face and to allocate, among the full Board and its committees, responsibilities for overseeing how management addresses the risks, including the risk management systems and processes that management uses for this purpose. Overseeing risk is an ongoing process. Accordingly, the Board periodically considers risk throughout the year and also with respect to specific proposed actions. Each of the Board's committees (other than the Executive Committee) meet regularly, play significant roles in carrying out the risk and ESG oversight functions, and report back to the full Board. Each of their roles in the oversight of the Company's risk is described below under "Board Meetings and Committees."
We believe that our leadership structure, discussed in “Board Leadership” above, supports the risk oversight function of the Board. Our former CEO serves as Chairman of the Board and has a wealth of experience with the risks of our Company and industry. Our current CEO is a director who keeps the Board informed about the risks we face. In addition, independent directors chair the various committees involved with risk oversight and there is open communication between senior management and directors.
Board Meetings and Committees
The Board of Directors held six meetings during 2021. Each director standing for re-election at our 2022 Annual Meeting of Shareholders attended at least 75% of the meetings of the Board and committees of the Board on which he or she served. The Annual Meeting of Shareholders is scheduled in conjunction with a Board meeting and, as a result, directors are expected to attend the Annual Meeting. All of our directors serving on the Board at that time attended the 2021 Annual Meeting of Shareholders.
The Board has six standing committees: Audit; Business Transformation and Technology; Management Development, Nominating and Governance; Risk Management; Securities Investment; and Executive. Information regarding these committees is provided below. With the exception of the Executive Committee, each committee consists entirely of independent directors and the charters for those committees are available on our website (http://mtg.mgic.com) under the “Leadership & Governance; Documents” links. Written copies of these charters are available to any shareholder who submits a written request to our Secretary. The functions of the Executive Committee are established under our Bylaws and are described below.
Given the critical nature of the risks and opportunities in technology and business process transformation, and the size of the investments in this area, the Board decided that more focused oversight would be appropriate and it created the Business Transformation and Technology Committee in early 2022 to oversee those important issues.
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Current committee membership and the number of 2021 committee meetings are set forth below.

	Audit	Business Transformation & Technology	Executive	Management Development, Nominating and Governance	Risk Management	Securities Investment
Analisa M. Allen		●			●
Daniel A. Arrigoni	●				●
C. Edward Chaplin					●	●
Curt S. Culver			●
Jay C. Hartzell	●				●
Timothy A. Holt				●		C
Jodeen A. Kozlak		C		●
Michael E. Lehman		●	●	C
Melissa B. Lora [1]	●			●
Teresita M. Lowman [2]		Proposed
Timothy J. Mattke			C
Gary A. Poliner	C				●	●
Sheryl L. Sculley	●					●
Mark M. Zandi					C
2021 Meetings	14	New in 2022	0	6	4	7
C = Chairman
1 Ms. Lora is not standing for re-election at the 2022 Annual Meeting of Shareholders.
2 Ms. Lowman has been nominated to join the Board of Directors at the 2022 Annual Meeting of Shareholders.
Audit Committee
Key responsibilities:
•Oversee the integrity of our financial statements
•Oversee the effectiveness of our system of internal controls over accounting and financial reporting, and disclosure controls and procedures
•Appoint, retain and oversee the independent registered public accountant, and evaluate its qualifications, independence and performance
•Oversee the performance of our internal audit function
•Oversee our compliance with legal and regulatory requirements
•Review related party transactions, as further described above under "Related Person Transactions."
Risk Oversight Role:
•Oversee our processes for assessing risks (other than risks overseen by other committees) and the effectiveness of our system of internal controls. Meet with the Chief Risk Officer and the Chairman of the Risk Management Committee to discuss and review in a general manner the Risk Management Committee's oversight of the Company's enterprise risk management framework
MGIC Investment Corporation – 2022 Proxy Statement │ 13

CORPORATE GOVERNANCE AND BOARD MATTERS
•Oversee process, fraud, compliance and reserving risks
All members of the Audit Committee meet the heightened independence criteria that apply to Audit Committee members under SEC and NYSE rules. The Board has determined that Dr. Hartzell and Mses. Lora and Sculley are “audit committee financial experts” as defined in SEC rules.
Business Transformation and Technology Committee
Key responsibilities:
•Oversee the Company's information technology strategy, including reviewing its strategy and initiatives, the strategy for developing and maintaining market-competitive information technology capabilities, and major information technology trends that pose risks or opportunities for the Company
•Oversee how information technology supports the Company's business strategies
•Oversee major business transformation projects
Risk Oversight Role:
•Oversee risks associated with the Company's technology capabilities
•Oversee cybersecurity (including data security) and business continuity risks
Management Development, Nominating and Governance Committee
Key responsibilities:
•Oversee our executive compensation program, including approving corporate goals relating to compensation for our CEO, determining our CEO’s annual compensation, approving compensation for our other senior executives and making recommendations to the Board regarding incentive compensation plans and equity-based plans for the CEO and senior management
•Evaluate the annual performance of the CEO and oversee the CEO succession planning process
•Make recommendations to the Board regarding the compensation of directors
•Review our Corporate Governance Guidelines and oversee the Board’s self-evaluation and director orientation processes
•Identify new director candidates through recommendations from Committee members, other Board members and our executive officers; consider candidates recommended by shareholders (see “What are the deadlines for submission of shareholder proposals, or for nominating or recommending a director candidate for nomination, for the next Annual Meeting?” below); and make recommendations to the Board to fill open director and committee member positions
Risk Oversight Role:
•Oversee corporate governance matters
•Oversee operational risks related to human capital, which include risks associated with human capital management policies such as executive compensation; succession planning; management recruitment, retention, training and development; workforce planning, recruitment, morale and talent; diversity and inclusion strategies and initiatives; and work environment, including health and safety
All members of the Management Development, Nominating and Governance Committee meet the heightened independence criteria that apply to compensation committee members under the rules of the SEC and NYSE.
14 │ MGIC Investment Corporation – 2022 Proxy Statement

CORPORATE GOVERNANCE AND BOARD MATTERS
Risk Management Committee
Key responsibilities:
•Oversee the administration of our enterprise risk management framework, including:
◦The capabilities of, and the resources allocated to, enterprise risk management
◦The methodologies, policies, systems and processes established by management to identify, assess, measure, monitor, mitigate, limit, report on, and establish risk profiles for, the key risks that are inherent in our business activities and strategies
◦The enterprise-wide assessment of key current and potential future risks regularly conducted by management
◦Coordinate with the Board and other Board Committees to assign oversight responsibilities for all identified key risks to the Board and other Committees
◦Review significant regulatory reports or disclosures required by law relating to the risk management program of the Company
Risk Oversight Role:
•Oversee the Company's enterprise risk management framework, including the Company's view of risk on an enterprise-wide basis
•Oversee the following key Company risks: pricing, underwriting, mortgage credit, climate change, model, compliance with the Private Mortgage Insurer Eligibility Requirements of Fannie Mae and Freddie Mac, and reinsurer counterparty risks
Securities Investment Committee
Key responsibilities:
•Oversee management of our investment portfolio and the investment portfolios of the Company’s employee benefit plans by those persons (employees of the Company or external asset managers) who are managing such assets on a day-to-day basis
•Make recommendations to the Board with respect to our retirement benefit plans that are available to employees generally
•Capital management (other than external reinsurance), including repurchase of common stock and debt, and external funding
Risk Oversight Role:
•Oversee risks related to our investment portfolio and capital management, which include market risk; investment portfolio counterparty risk; capital risk related to our capital structure, access to capital and credit rating; and liquidity risk
•Oversight of risks related to our investment portfolio may include consideration of ESG factors
Executive Committee
The Executive Committee provides an alternative to convening a meeting of the entire Board should a matter arise between Board meetings that requires Board authorization. The Committee is established under our Bylaws and has all authority that the Board may exercise with the exception of certain matters that under the Wisconsin Business Corporation Law are reserved to the Board itself.
MGIC Investment Corporation – 2022 Proxy Statement │ 15

Nominees for Director
For Term Ending at the Annual Meeting in 2023
With the exception of Ms. Lowman, each nominee listed below is a director of the Company who was previously elected by the shareholders. Ms. Lowman was introduced to the Board by an independent director and was nominated by the Board to stand for election at the 2022 Annual Meeting of Shareholders. In evaluating directors for (re)nomination to the Board, the Management Development, Nominating and Governance Committee considered a variety of factors. These included the Board membership criteria described under “Director Selection” above and past performance on the Board based on any feedback from other Board members.
Information about our director nominees appears below. The biographical information is as of March 11, 2022, and for each director includes a discussion about the skills and qualifications that the Board views as supporting the director’s continued service on the Board.

Analisa M. Allen Director Since: 2020 Age: 62	Committees: •Business Transformation & Technology •Risk Management
Analisa M. Allen is an information technology consultant with the Gerson Lehrman Group. She is the former Chief Information Officer of Data & Analytics (2017-2019) and the former Chief Information Officer for Home Lending Technology (2015-2017), in each case for the consumer bank at JP Morgan Chase & Co. Ms. Allen has also held several leadership positions with Goldman Sachs & Co., a firm she served for a total of 24 years, where she was responsible for business planning and technical strategy, including as Managing Director, Co-Head of Global Operations Technology (2008-2015) and Managing Director, Global Regulatory, Risk and Control Head (2006-2013).

Ms. Allen brings to the Board extensive information technology and leadership experience, including in highly regulated industries.

Daniel A. Arrigoni Director Since: 2013 Age: 71	Committees: •Audit •Risk Management
Daniel A. Arrigoni was President and Chief Executive Officer of U.S. Bank Home Mortgage Corp., one of the largest originators and servicers of home loans in the U.S., until his retirement in 2013. Prior to his retirement, Mr. Arrigoni also served as an Executive Vice President of U.S. Bank, N.A. Mr. Arrigoni led the mortgage company for U.S. Bank and its predecessor companies since 1996. Mr. Arrigoni has over 40 years of experience in the residential mortgage and banking industries.

Mr. Arrigoni brings to the Board a broad understanding of the mortgage business and its regulatory environment, skill in assessing and managing credit risk, and significant finance experience, each gained from his many years of executive management in the residential mortgage and banking industries.

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NOMINEES FOR DIRECTOR

C. Edward Chaplin Director Since: 2014 Age: 65	Committees: •Risk Management •Securities Investment	Public Directorships: •Brighthouse Financial, Inc.
C. Edward Chaplin was President and Chief Financial Officer at MBIA Inc., a provider of financial guarantee insurance and the largest municipal bond-only insurer, from 2008 until 2016, and remained with MBIA as Executive Vice President until his January 1, 2017 retirement. He joined MBIA in 2006 as its Chief Financial Officer, after having served as a member of its Board of Directors from 2003 until 2006. Prior to joining MBIA, Mr. Chaplin was Senior Vice President and Treasurer of Prudential Financial Inc., a firm he joined in 1983 and for which he held various senior management positions, including Regional Vice President of Prudential Mortgage Capital Company.

Mr. Chaplin brings to the Board a deep understanding of the insurance and real estate industries, management and leadership skills, and financial expertise.

Curt S. Culver Chairman of the Board Director Since: 1999 Age: 69	Committees: •Executive	Public Directorships: •WEC Energy Group, Inc. and its subsidiary Wisconsin Electric Power Company
Curt S. Culver was our Chairman of the Board from 2005 until his retirement as our Chief Executive Officer in 2015. He has served as our non-executive Chairman of the Board since 2015. He was our Chief Executive Officer from 2000 and was the Chief Executive Officer of Mortgage Guaranty Insurance Corporation (MGIC) from 1999, in both cases until his retirement, and he held senior executive positions with us and MGIC for more than five years before he became Chief Executive Officer.

Mr. Culver brings to the Board extensive knowledge of our business and operations and a long-term perspective on our strategy.

Jay C. Hartzell Director Since: 2019 Age: 52	Committees: •Audit •Risk Management
Jay C. Hartzell is President of the University of Texas at Austin. Prior to being named President of the University in 2020, he was Dean of its McCombs School of Business, a position he held since 2016. He joined the University of Texas in 2001 and held several key administrative roles at the McCombs School before being named Dean, including Senior Associate Dean for Academic Affairs, Chair of the Finance Department, and Executive Director of the School’s Real Estate Finance and Investment Center. Prior to joining the University of Texas, Dr. Hartzell taught at the Stern School of Business at New York University.

As a senior university administrator and an experienced academic, Dr. Hartzell provides our Board with expertise on business organization, governance, real estate finance and corporate finance matters.

MGIC Investment Corporation – 2022 Proxy Statement │ 17

NOMINEES FOR DIRECTOR

Timothy A. Holt Director Since: 2012 Age: 68	Committees: •Management Development, Nominating & Governance •Securities Investment (Chair)	Public Directorships: •Virtus Investment Partners, Inc.
Timothy A. Holt was an executive committee member and Senior Vice President and Chief Investment Officer of Aetna, Inc., a diversified health care benefits company, when he retired in 2008 after 30 years of service. From 2004 through 2007, he also served as Chief Enterprise Risk Officer of Aetna. Prior to being named Chief Investment Officer in 1997, Mr. Holt held various senior management positions with Aetna, including Chief Financial Officer of Aetna Retirement Services and Vice President, Finance and Treasurer of Aetna.

Mr. Holt brings to the Board investment expertise, skill in assessing and managing investment and credit risk, broad-based experience in a number of areas relevant to our business, including insurance, and senior executive experience gained at a major public insurance company.

Jodeen A. Kozlak Director Since: 2018 Age: 58	Committees: •Business Transformation & Technology (Chair) •Management Development, Nominating & Governance	Public Directorships: •C.H. Robinson Worldwide, Inc. •KB Home •Leslie's Inc.
Jodeen A. Kozlak is the founder of Kozlak Capital Partners, LLC, a private consulting firm, and has served as its CEO since 2017. Ms. Kozlak previously served as the Global Senior Vice President of Human Resources of Alibaba Group, a multinational conglomerate (2016-2017). Ms. Kozlak also previously served as the Executive Vice President and Chief Human Resources Officer of Target Corporation, one of the largest retailers in the U.S. (2007-2016), and held other senior leadership roles in her 15-year career there. Prior to joining Target, Ms. Kozlak was a partner in a private law practice.

Ms. Kozlak brings to the Board significant executive management experience. Through her service as Executive Vice President and Chief Human Resources Officer at a Fortune 100 company, Ms. Kozlak has developed significant knowledge and expertise in the area of human capital development and a deep understanding of executive compensation and business transformation within a public company.

Michael E. Lehman Lead Independent Director Director Since: 2001 Age: 71	Committees: •Business Transformation & Technology •Executive •Management Development, Nominating and Governance (Chair)	Public Directorships: •Astra Space, Inc.
Michael E. Lehman served the University of Wisconsin in various capacities from March 2016 until October 2021, including as Interim Chief Operating Officer of the Wisconsin School of Business, Special Advisor to the Chancellor, Interim Vice Provost for Information Technology, Chief Information Officer and Interim Vice Chancellor for Finance and Administration. He had previously been a consultant (2014-2016); Interim Chief Financial Officer at Ciber Inc., a global information technology company (2013-2014); Chief Financial Officer of Arista Networks, a cloud networking firm (2012-2013); and Chief Financial Officer of Palo Alto Networks, a network security firm (2010-2012). Earlier in his career, he was the Executive Vice President and Chief Financial Officer of Sun Microsystems, Inc., a provider of computer systems and professional support services.

Mr. Lehman brings to the Board financial and accounting knowledge gained through his service as chief financial officer of a large, multinational public company; skills in addressing the range of financial issues facing a large company with complex operations; senior executive and operational experience; as well as technology and cybersecurity experience.

18 │ MGIC Investment Corporation – 2022 Proxy Statement

NOMINEES FOR DIRECTOR

Teresita M. Lowman Director Since: N/A Age: 57	Proposed Committees: •Business Transformation & Technology	Public Directorships: •One Stop Systems, Inc.
Teresita (Sita) M. Lowman is a Strategic Advisor to Launch Factory, an incubator of technology start-up companies, a role she assumed in April 2021. She previously served at DXC Technology Company, a multi-billion-dollar Fortune 500 information technology services company, from 2017 until October 2021, most recently as the Vice President and General Manager of its America’s Microsoft Dynamics Portfolio, and in other leadership roles before then. She earlier served in leadership roles at Hewlett Packard Enterprise, Nortel Networks and Texas Instruments Defense Group (acquired by Raytheon).
Ms. Lowman brings to the Board significant leadership experience in the information technology and cloud enterprise industries. Her expertise includes business transformation, cloud computing, data analytics, risk management and business continuity.

Timothy J. Mattke Director Since: 2019 Age: 46	Committees: •Executive (Chair)
Timothy J. Mattke has been our Chief Executive Officer since 2019. He served as our Executive Vice President and Chief Financial Officer from 2014 to 2019, and our Controller from 2009 to 2014. Before then, he held other positions within the Accounting and Finance Departments. Before joining the Company in 2006, Mr. Mattke had been with PricewaterhouseCoopers LLP.

Mr. Mattke brings to the Board extensive knowledge of our industry, business and operations; financial acumen; a long-term perspective on our strategy; and the ability to lead our Company as the mortgage finance system and the mortgage insurance industry evolve.

Gary A. Poliner Director Since: 2013 Age: 68	Committees: •Audit (Chair) •Risk Management •Securities Investment	Public Directorships: •Independent Trustee of the Janus Henderson Funds (58 funds)
Gary A. Poliner was President of The Northwestern Mutual Life Insurance Company (Northwestern Mutual), the nation’s largest direct provider of individual life insurance, and a member of its Board of Trustees, until his retirement from that company in June 2013, after more than 35 years of service. He was named President of Northwestern Mutual in 2010. Mr. Poliner also held various other senior-level positions at Northwestern Mutual, including Chief Financial Officer (2001-2008) and Chief Risk Officer (2009-2012).

Mr. Poliner brings to the Board a breadth of executive management experience in the insurance industry, including risk management, and financial and insurance regulatory expertise.

Sheryl L. Sculley Director Since: 2019 Age: 69	Committees: •Audit •Securities Investment
Sheryl L. Sculley is the former City Manager of the City of San Antonio Texas, the Chief Executive Officer of the municipal corporation, a position she held from 2005 until her retirement in April 2019. Prior to serving in that role, Ms. Sculley had been the Assistant City Manager (Chief Operating Officer) of Phoenix, Arizona from 1989 until 2005, the City Manager (Chief Executive Officer) of Kalamazoo, Michigan from 1984 until 1989 and in other city management roles before then. Today she is a consultant with Strategic Partnerships, Inc. and an adjunct professor at the University of Texas LBJ School of Public Affairs.

Ms. Sculley’s experience as a Chief Executive Officer leading large municipalities provides our Board with expertise on management, investment, financial and human resources matters.

MGIC Investment Corporation – 2022 Proxy Statement │ 19

NOMINEES FOR DIRECTOR

Mark M. Zandi Director Since: 2010 Age: 62	Committees: •Risk Management (Chair)
Mark M. Zandi, since 2007, has been Chief Economist of Moody’s Analytics, Inc., where he directs economic research. Moody’s Analytics is a leading provider of economic research, data and analytical tools. It is a subsidiary of Moody’s Corporation that is separately managed from Moody’s Investors Service, the rating agency subsidiary of Moody’s Corporation. Dr. Zandi is a trusted adviser to policymakers and an influential source of economic analysis for businesses, journalists and the public, and he frequently testifies before Congress on economic matters.

Dr. Zandi, with his economics and residential real estate industry expertise, brings to the Board a deep understanding of the economic factors that shape our industry. In addition, Dr. Zandi has expertise in the legislative and regulatory processes relevant to our business.

Item 1 – Election of Directors
Item 1 consists of the election of directors. The Board, upon the recommendation of the Management Development, Nominating and Governance Committee, has nominated Analisa M. Allen, Daniel A. Arrigoni, C. Edward Chaplin, Curt S. Culver, Jay C. Hartzell, Timothy A. Holt, Jodeen A. Kozlak, Michael E. Lehman, Teresita M. Lowman, Timothy J. Mattke, Gary A. Poliner, Sheryl L. Sculley and Mark M. Zandi for election or re-election, as applicable, to the Board to serve until our 2023 Annual Meeting of Shareholders. If any nominee is not available for election, proxies will be voted for another person nominated by the Board or the size of the Board will be reduced.
Shareholder Vote Required
Our Articles of Incorporation contain a majority vote standard for the election of directors in uncontested elections. Under this standard, each of the thirteen nominees must receive a “majority vote” at the meeting to be elected a director. A “majority vote” means that when there is a quorum present, more than 50% of the votes cast in the election of the director are cast “for” the director, with votes cast being equal to the total of the votes “for” the election of the director plus the votes “withheld” from the election of the director. Therefore, under our Articles of Incorporation, a “withheld” vote is effectively a vote “against” a nominee. Broker non-votes will be disregarded in the calculation of a “majority vote.” Any incumbent director who does not receive a majority vote (but whose term as a director nevertheless would continue under Wisconsin law until his or her successor is elected) is required to send our Board a resignation. The effectiveness of any such resignation is contingent upon Board acceptance. The Board will accept or reject a resignation in its discretion after receiving a recommendation made by our Management Development, Nominating and Governance Committee and will promptly publicly disclose its decision regarding the director’s resignation (including the reason(s) for rejecting the resignation, if applicable).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE THIRTEEN NOMINEES. SIGNED PROXY CARDS AND VOTING INSTRUCTION FORMS WILL BE VOTED FOR THE NOMINEES UNLESS A SHAREHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD OR VOTING INSTRUCTION FORM.

20 │ MGIC Investment Corporation – 2022 Proxy Statement

Compensation of Directors
Non-Employee Director Compensation Program
Under our Corporate Governance Guidelines, compensation of non-employee directors is reviewed periodically by the Management Development, Nominating and Governance Committee. Mr. Mattke is our CEO and receives no additional compensation for service as a director, and he is not eligible to participate in any of the following programs or plans. The following table describes the components of the non-employee director compensation program in effect during 2021. Changes to the program for 2022 are discussed below.

Compensation Component	Compensation
Annual Retainer – Chairman of the Board	$250,000, which may be elected to be deferred and either converted into cash-settled share units or credited to a bookkeeping account to which interest is credited.
Annual Retainer – Non-Chairman Directors	$150,000, which may be elected to be deferred and either converted into cash-settled share units or credited to a bookkeeping account to which interest is credited.
Annual Retainer – Equity	$100,000 in cash-settled RSUs that vest immediately but are not settled for approximately one year. Such settlement may be deferred at the option of the director.
Annual Retainer – Lead Director	$25,000
Annual Retainer – Committee Chair	$25,000 for the Audit Committee $25,000 for the Management Development, Nominating and Governance Committee $15,000 for other committees[1]
Annual Retainer – Committee Member	$15,000 for Audit Committee $5,000 for other committees[1]
Meeting Fees (after 5th meeting)[2]	$5,000 for Board meetings $3,000 for Committee meetings
Stock Ownership Guidelines[3]	Ownership of 25,000 shares of Common Stock, including deferred share units that have vested or are scheduled to vest within one year. Directors are expected to meet the guideline within five years of joining the Board.
Expense Reimbursement	Subject to certain limits, we reimburse directors, and for meetings not held on our premises, their spouses, for travel, lodging and related expenses incurred in connection with attending Board and Committee meetings.
Directors & Officers Insurance	We pay premiums for D&O liability insurance under which the directors are insureds.
1     Excludes the Executive Committee. Other than the Executive Committee, directors who are members of management do not serve on any committees but may attend committee meetings.
2     After a non-management director attends five Board meetings in a given year, he or she is paid $5,000 for each subsequent Board meeting attended in that year. After a non-management director attends five meetings of a particular committee in a given year, he or she is paid $3,000 for each subsequent meeting of that committee attended in that year. However, directors are paid for attendance at only one committee meeting on any given day, regardless of the number of meetings attended on that day. Meetings of the Board of MGIC (or Committees of its Board) that are not held in conjunction with meetings of the Board of the Company (or Committees of its Board) are counted to determine meeting fees.
3     Each of our non-employee directors satisfies this guideline.

MGIC Investment Corporation – 2022 Proxy Statement │ 21

COMPENSATION OF DIRECTORS
Deferred Compensation Plan and Annual Grant of Share Units.
Under the Deferred Compensation Plan for Non-Employee Directors (the Deferred Compensation Plan), our non-employee directors can elect to defer payment of all or part of their retainers and meeting fees until the director’s death, disability, termination of service as a director or to another date specified by the director. A director who elects to defer payments may have his or her deferred compensation bookkeeping account credited quarterly with interest accrued at an annual rate equal to the six-month U.S. Treasury Bill rate determined at the closest preceding January 1 and July 1 of each year, or may elect to have the payments deferred during a quarter translated into share units. Each share unit is equal in value to one share of our Common Stock and is ultimately settled only in cash. Such payment will be based on the stock’s average closing price for the five consecutive trading days preceding the payment date(s). If a director defers payments into share units, dividend equivalents in the form of additional share units are credited to the director’s account as of the date of payment of cash dividends on our Common Stock.
Under the Deferred Compensation Plan, in 2021, we also provided to each director the annual equity retainer described above, which is a grant of cash-settled share units. In January 2021, each of our non-management directors was granted share units valued at $100,000, which vested immediately and were settled on February 15, 2022, unless the director elected a later settlement date. The directors could elect to receive payment for vested units in up to ten annual installments beginning shortly after departure from the Board, or on another date specified by the director that was after February 15, 2022. In all cases, the payment was or will be based on the stock’s average closing price for the five consecutive trading days preceding the payment date(s). Dividend equivalents in the form of additional share units are credited to the director’s account as of the date of payment of cash dividends on our Common Stock.
2022 Director Compensation Program Changes.
In January 2022, the Board approved the following changes to the director compensation program to better align it with market practices:
•Annual cash retainer for non-Chairman directors was decreased from $150,000 to $125,000.
•Annual equity grant was increased from $100,000 to $125,000 and was granted in restricted stock units to be ultimately settled in shares of the Corporation’s common stock.
•Meeting fees were eliminated.
•The ownership guideline for all non-management directors was changed from 25,000 shares to a number of shares with a value of $375,000 (set to three times the annual cash retainer for non-Chairman directors).

22 │ MGIC Investment Corporation – 2022 Proxy Statement

COMPENSATION OF DIRECTORS
2021 Director Compensation
The following table shows the compensation paid to each of our non-management directors in 2021. Mr. Mattke, our CEO, was also a director in 2021 but received no compensation for service as a director.

Name	Fees Earned or Paid in Cash ($)[1]	Total Stock Awards ($)[2]	Total ($)
Analisa M. Allen	202,000	100,000	302,000
Daniel A. Arrigoni	202,000	100,000	302,000
C. Edward Chaplin	168,000	100,000	268,000
Curt S. Culver	255,000	100,000	355,000
Jay C. Hartzell	202,000	100,000	302,000
Timothy A. Holt	178,000	100,000	278,000
Kenneth M. Jastrow, II3	75,000	100,000	175,000
Jodeen A. Kozlak	171,000	100,000	271,000
Michael E. Lehman	247,000	100,000	347,000
Melissa B. Lora	199,000	100,000	299,000
Gary A. Poliner	220,000	100,000	320,000
Sheryl L. Sculley	202,000	100,000	302,000
Mark M. Zandi	170,000	100,000	270,000
1    The following directors elected to defer certain fees shown in this column into share units as described under " — Non-Employee Director Compensation Program — Deferred Compensation Plan and Annual Grant of Share Units" above: Ms. Kozlak elected to defer $64,333 of the fees and received 4,522 share units; and Mr. Poliner elected to defer $35,000 of the fees and received 2,442 share units.
2    The amount shown in this column for each director represents the grant date fair value of the annual share units granted to non-employee directors in 2021 under our Deferred Compensation Plan, computed in accordance with FASB Accounting Standard Codification (ASC) Topic 718. The value of each share unit is equal to the value of our Common Stock on the grant date. See “— Non-Employee Director Compensation Program — Deferred Compensation Plan and Annual Grant of Share Units” above for more information about these grants. The aggregate number of vested and unvested stock awards outstanding as of March 11, 2022, for each director, is described under “Stock Ownership” above.
3    Mr. Jastrow retired as a member of our Board of Directors effective April 29, 2021. In recognition of his service on our Board, we made a contribution of $25,000 to a charity that he designated. This contribution was not solicited by Mr. Jastrow, was not made under any agreement with him and is not included in the table.
MGIC Investment Corporation – 2022 Proxy Statement │ 23

Executive Compensation
Item 2 – Advisory Vote to Approve our Named Executive Officer Compensation
As a matter of good governance and as required by Section 14A of the Securities Exchange Act, we are asking shareholders to approve, on an advisory basis, the compensation of our named executive officers (NEOs) as disclosed in this Proxy Statement.
While this vote is advisory and is not binding, the Board and the Committee will review and consider the voting results when making future decisions regarding compensation of our NEOs. See “Investor Outreach and Consideration of Last Year’s ‘Say on Pay’ Vote” in the Executive Summary to our CD&A.
At our 2017 Annual Meeting, we held a non-binding, advisory shareholder vote on the frequency of future advisory shareholder votes on the compensation of our NEOs. Our shareholders expressed a preference for annual advisory shareholder votes and the Company has continued its policy to hold such votes annually.
Shareholder Vote Required
Approval of the compensation of our NEOs requires the affirmative vote of a majority of the votes cast on this matter. Abstentions and broker non-votes will not be counted as votes cast.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL
OF THE COMPENSATION OF OUR NEOs. SIGNED PROXY CARDS
AND VOTING INSTRUCTION FORMS WILL BE VOTED FOR THE APPROVAL
OF THE NEO COMPENSATION UNLESS A SHAREHOLDER
 GIVES OTHER INSTRUCTIONS ON THE PROXY CARD OR VOTING INSTRUCTION FORM.

Compensation Discussion and Analysis
In this CD&A, we describe the objectives and components of our executive compensation program for our NEOs, and how we make compensation decisions. Please refer to our Glossary of Terms and Acronyms in Appendix A for definitions of certain capitalized terms and acronyms.
Our 2021 NEOs are shown in the table below.

Name	Title
Timothy J. Mattke	Chief Executive Officer
Salvatore A. Miosi	President and Chief Operating Officer
Nathaniel H. Colson	Executive Vice President and Chief Financial Officer
James J. Hughes	Executive Vice President – Sales and Business Development
Paula C. Maggio	Executive Vice President, General Counsel and Secretary

24 │ MGIC Investment Corporation – 2022 Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS — Executive Summary
Executive Summary
Key Takeaways
Despite headwinds at the beginning of the year, we performed very well in 2021.
We began 2021 with uncertainty about how COVID-19 would impact the borrowers whose mortgages we insured and the size of the market for our product. Unemployment was still a high 6.7%, mortgage originations were expected to be 20% lower in 2021 than in 2020, and the market for our product was expected to shrink by 17%. Despite these headwinds, we performed very well, including against the performance measures discussed below, which are considered in determining the annual bonus and long-term equity compensation of our NEOs.
Our adjusted net operating income per diluted share for 2021 was $1.91, up 44.7% from 2020 ($1.32). Adjusted net operating income is a component of Return on Equity (ROE), one of the financial performance measures that determined payouts under our 2021 bonus plan. We grew GAAP book value per share by approximately 9.4% in 2021, while returning approximately $385 million to shareholders through share repurchases and dividends. Growth in adjusted book value per share is used to determine vesting of our long-term equity awards. For a reconciliation of these non-GAAP measures to their nearest comparable GAAP measures, see Appendix B.
Adjusted Net Operating Income per Diluted Share
GAAP Book Value per Share
We wrote a record amount of new business: our New Insurance Written (NIW) was $120.2 billion in 2021, up 7.2% from 2020 ($112.1 billion). Our book of direct primary insurance in force (IIF), an important driver of our future revenue, grew by 11.3% in 2021. Each of these was a financial performance measure that determined payouts under our 2021 bonus plan.
New Insurance Written (NIW) (billions)
Insurance in Force (IIF) (billions)
MGIC Investment Corporation – 2022 Proxy Statement │ 25

Executive Summary — COMPENSATION DISCUSSION & ANALYSIS
Our compensation programs are working effectively and are aligned with shareholder interests.

●	Performance-based compensation represents the significant majority of our NEOs' total direct compensation (TDC) opportunity. It was 84% of our CEO's 2021 target TDC opportunity.
●
Evidence of pay for performance. Earned compensation varies widely depending on our actual performance. For example, ROE performance accounts for 45% of the annual bonus determination. Bonus funding related to our ROE performance was 77% below target in 2020, when our ROE for plan purposes was 10.8%. Bonus funding was 57% above target in 2021, when our ROE was 14.7%.

●	There is a strong link between the bonus performance measures and our business strategies.
	○	Three financial performance measures had a total weight of 75% in determining the bonuses:
■ Return on Equity (weighted 45%). Funding at the target level required a 13% ROE and funding at the maximum level required a 16% ROE.
■ New Insurance Written (weighted 15%). NIW received credit for bonus purposes only if its expected risk-adjusted return on capital exceeded the Company's hurdle rate.
■
Insurance In Force (weighted 15%). IIF was added as a performance measure in 2021 to balance the volatility of the NIW performance measure that can be strongly influenced by a strong or weak mortgage refinancing environment.

	○	Three business performance objectives, including one related to ESG performance, had a total weight of 25%. Each objective directly supports our business strategies.
●	Long-term equity awards:
	○	Promote a long-term focus for our NEOs and reward multi-year performance because all long-term equity awards are subject to cliff vesting that occurs only after three years and is dependent on achievement of rigorous book value per share growth goals.
	○	Are aligned with shareholder interests because the number of shares that vest is based on growth in book value per share and the ultimate value of any shares that vest will depend on our total shareholder return performance over the vesting period.
●
No adjustment was made to performance goals as a result of COVID-19. Despite the operational and financial challenges caused by the COVID-19 pandemic, and its negative impact on the Company's 2020 financial performance, the Committee determined that the performance goals should not be modified for the bonus program or for long-term equity awards.

Shareholder Outreach and Consideration of Last Year’s “Say on Pay” Vote
We value the views of our shareholders and engage with them to solicit their feedback and to provide information about our strategies, ESG matters and executive compensation. We generally invite shareholders who collectively own approximately 70% of our stock to meet with us. In early 2022, we also invited our largest shareholders to meet with our Lead Independent Director. We met with shareholders owning 22% and 10% of our stock in 2021 and early 2022, respectively. At the suggestion of our shareholders and their advisers, in the past we have made improvements to our executive and director compensation programs (such as the granting of only performance-based long-term equity awards to our NEOs, extending the vesting period for NEO long-term equity awards to three-year cliff vesting and increasing the stock ownership guidelines for both NEOs and directors) and have enhanced our ESG reporting. Our ESG report is published on our website.

26 │ MGIC Investment Corporation – 2022 Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS — Shareholder Outreach
At each of the 2019, 2020 and 2021 Annual Meetings, more than 95% of the "Say on Pay" votes cast were in support of the compensation of our NEOs. The Committee views these voting results as confirmation of shareholder support of our executive compensation program.
Compensation-Related Governance Policies and Best Practices
We have many compensation-related governance policies and best practices that we believe align our executive compensation with shareholder interests, including those highlighted below. For more information about certain of these practices, see "Other Aspects of our Executive Compensation Programs," below.

Stock Ownership Guidelines	è
Our stock ownership guidelines require our CEO to own Company stock equal in value to at least six times his base salary, and require our other NEOs to own Company stock equal in value to at least three times their base salaries.

Post-Vesting Stock Holding Requirements	è	Our NEOs and other executive officers are required to hold, for one year after vesting, the lower of 25% of shares that vest under equity awards and 50% of the shares that were received by the officer after taking account of shares withheld to cover taxes. Apart from what is required, we have had a culture of stock retention by senior executives.
No Hedging, Pledging or 10b5-1 Plans	è
Our policies prohibit directors, NEOs, other officers and certain employees from entering into hedging transactions referencing the Company’s equity securities, holding Company securities in a margin account, or pledging Company securities as collateral for a loan. They also prohibit the use by those individuals of plans created pursuant to Rule 10b5-1 of the Securities Exchange Act which may otherwise have allowed such persons to sell our stock while in possession of material non-public information about us.

High Percentage of Performance-Based Compensation	è
84% of our CEO's 2021 target TDC opportunity was tied to achievement of preset performance goals. On average, 77% of our other NEOs' 2021 target TDC opportunities were tied to achievement of such goals.

Limited Perquisites	è	Our perquisites are very modest, ranging between approximately $800 and $7,200 in 2021 for our NEOs.
Effective Use of Equity Compensation with Low Burn Rate and Dilution	è
The total equity awards granted to all participants under our 2020 Omnibus Incentive Plan in 2021 represented approximately 0.4% of our outstanding shares as of December 31, 2020. The Company's dilution from outstanding awards was in the 12th percentile among all companies in our 2021 Benchmarking Peer Group (calculated as outstanding equity awards on December 31, 2020, as a percentage of fully diluted total shares outstanding).

Limited Change in Control Benefits	è
“Double trigger” is generally required for any benefits to be paid.
Equity awards may vest upon a change in control only if the Committee determines that the awards will not be assumed or replaced.
Cash severance does not exceed 2 times base salary plus bonus plus retirement plan accrual.
There is no excise tax gross-up provision.

Employment Agreements	è	None; we only provide the limited provisions referred to above that are effective after a change in control.
“Clawback” Policy	è	Our “clawback” policy applies to cash bonuses as well as long-term equity award compensation received by our NEOs and other executive officers.
MGIC Investment Corporation – 2022 Proxy Statement │ 27

Governance Policies and Best Practices — COMPENSATION DISCUSSION & ANALYSIS

Compensation Consultant	è
The Compensation Consultant is retained by the Committee and performs no services for the Company, other than the consulting services to the Committee regarding executive compensation and non-employee director compensation.

Compensation Risk Evaluation	è
Annually, the Committee reviews an incentive compensation risk evaluation designed to ensure that our compensation programs do not motivate excessive risk-taking and are not reasonably likely to have a material adverse effect on the Company.

Omnibus Incentive Plan	è
Our 2020 Omnibus Incentive Plan, which was approved by shareholders, contains the following provisions:
•No granting of stock options with an exercise price less than the fair market value of the Company’s common stock on the date of grant;
•No re-pricing (reduction in exercise price) of stock options and no exchange of underwater stock options for another award or for cash, without shareholder approval;
•No inclusion of reload provisions in any stock option grant;
•No payment of dividends on RSUs before they are vested;
•No single trigger vesting of awards upon a change in control in which the awards are assumed or replaced;
•No recycling of shares withheld for tax purposes upon vesting; and
•No Committee discretion to accelerate vesting of awards, except under certain limited instances like death, disability and retirement.

Objectives of Our Executive Compensation Program
In setting compensation, the Committee focuses on target TDC, which consists of base salary, target bonus (or non-equity incentive compensation) and target equity awards (valued at their grant date fair value reported in the SCT). The objectives of our executive compensation program are to:
•Attract and retain high-quality executives. We want to offer a competitive pay opportunity that provides for:
¢    base salaries within a range near the median level of an executive's Benchmarking Peer Group counterparts, and
¢    bonus and long-term equity awards that, when performance is strong, move earned TDC above the median of our Benchmarking Peers to motivate and reward strong performance.
•Align executive compensation with long-term shareholder interests. We align compensation and long-term shareholder interests by:
¢    linking executive compensation to Company and executive performance; and
¢    paying a substantial portion of TDC in:
▪    bonuses that are at-risk and are based on specific performance measures that align payouts with Company performance, with quantitative financial performance measures accounting for 75% of the bonus calculation and qualitative business objectives, which directly support our business strategies, accounting for 25% of the bonus calculation; and
▪    long-term equity awards, with vesting based on a three-year quantitative performance goal that aligns payouts with Company performance and whose value directly reflects our stock price. All of the long-term equity awards granted to our then-NEOs in our standard granting cycle in each of January 2019, 2020 and 2021 were 100% performance-based and only vest after a three-year performance period.

28 │ MGIC Investment Corporation – 2022 Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS — How We Make Compensation Decisions
How We Make Compensation Decisions
Role of the Management Development, Nominating and Governance Committee
The Committee, which consists solely of directors who meet the heightened independence criteria that apply to compensation committee members under SEC and NYSE rules, is responsible for overseeing the development and administration of our executive compensation program. The Committee approves the compensation of our CEO and our other senior executives, and performs other tasks including:
•Reviewing and approving bonus and equity compensation goals and objectives;
•Evaluating performance in light of these goals and objectives; and
•Evaluating the competitiveness of the CEO’s total compensation package.
The Committee also performs other duties and supports the Board’s role in overseeing the risks facing the Company, as described in more detail above under “Board Meetings and Committees.”
The Committee is supported in its work by our CEO, our Chief Human Resources Officer, our General Counsel and the Committee’s Compensation Consultant, as described below. Our Chairman of the Board, who retired as our CEO in 2015 but now is not a member of our management, regularly participates in meetings of the Committee.
The Committee may delegate its responsibilities to subcommittees of the Committee.
Role of the Compensation Consultant
The Committee has retained Frederic W. Cook & Co., a nationally recognized executive compensation consulting firm to, among other things, help it evaluate and oversee our executive compensation program and review the compensation of our directors. The Committee has assessed the independence of the Compensation Consultant pursuant to SEC and NYSE rules and concluded that its work for the Committee does not raise any conflict of interest.
Our Chief Human Resources Officer coordinates the Compensation Consultant's assignments and, in providing its services to the Committee, the Compensation Consultant regularly interacts with our senior management. However, the Compensation Consultant reports directly to the Committee; the Committee retains authority to approve the compensation of the Compensation Consultant, determine the nature and scope of its services and evaluate its performance. The Compensation Consultant provides no services to the Company other than consulting services to the Committee regarding executive compensation and non-executive director compensation. The Committee may replace the Compensation Consultant or hire additional consultants at any time. A representative of the Compensation Consultant attends meetings of the Committee, as requested.
In connection with our executive compensation program, the Compensation Consultant provides various services to the Committee, including advising the Committee on the principal aspects of our executive compensation program and evolving industry practices and providing market information and analysis regarding the competitiveness of our program, including its relationship to performance.
The Compensation Consultant's work for the Committee during 2021 and early 2022 included:
•An evaluation of NEO compensation compared to Benchmarking Peers and recommendations for changes to our NEO compensation programs, generally;
•Advice about our base salaries and their amounts relative to our other compensation components;
MGIC Investment Corporation – 2022 Proxy Statement │ 29

How We Make Compensation Decisions — COMPENSATION DISCUSSION & ANALYSIS
•Advice about the annual bonus plan, including the performance measures and goals incorporated into the formula that is used to determine payouts;
•Advice about the long-term equity incentive program, including the level of awards granted under the program and the vesting provisions;
•Review and analysis of our Benchmarking Peer Group used to evaluate our executive compensation and non-employee director compensation;
•An evaluation of the costs and provisions of change in control benefits for executives;
•Review of drafts of the CD&A and related compensation tables for the Proxy Statement;
•An evaluation of non-employee director compensation compared to our Benchmarking Peers;
•Review of our stock ownership guidelines and recommendations for changes; and
•Review of, and comment on, management's compensation risk assessments.
Role of Officers
While the Committee is ultimately responsible for making all compensation decisions affecting our NEOs, our CEO participates in the process because the Committee views his input as necessary given his close day-to-day association with the other NEOs and his knowledge of our operations. Among other things, our CEO makes recommendations on the components of compensation for the NEOs, other than himself. Our CEO does not participate in the portions of Committee meetings regarding the review of his own performance or the determination of the amounts of his compensation or when the Committee members meet in executive session.
Our Chief Human Resources Officer and our General Counsel also participate in the Committee’s compensation process. Our Chief Human Resources Officer is responsible for coordinating the work of the Compensation Consultant for the Committee and the annual preparation of an executive compensation risk evaluation. She maintains knowledge of executive compensation trends, practices, rules and regulations and works with our General Counsel on related legal and tax compliance matters as well as on other matters related to executive compensation. The Committee receives information from management that includes: detailed breakdowns of the compensation of the NEOs; the amount, if any, that our NEOs realized during the period they were NEOs from sales of stock received upon vesting of long-term equity awards; the total amount of stock and RSUs held by each NEO; and the other compensation information disclosed in this Proxy Statement.
Benchmarking
To provide the Committee with a framework for evaluating compensation levels for our NEOs against market practices, the Compensation Consultant periodically prepares reports analyzing compensation data for our Benchmarking Peers. In addition, each year we provide the Committee with information regarding market trends and expected executive base salary changes for the coming year. The compensation surveys that we reviewed and summarized for the Committee, in connection with assessing the base salary budget for 2021, were published by AON Hewitt, Mercer Consulting and Willis Towers Watson.
The criteria considered by the Committee when selecting Benchmarking Peers include whether the candidate: 1) is a mortgage insurer; 2) has significant exposure to residential real estate; 3) is in an industry in which we compete for talent; 4) chose us as a benchmarking peer; and 5) is reasonably similar in size to us, in terms of revenues and market capitalization. Two of our 2020 Benchmarking Peers were winding down the majority of their businesses; therefore, at the recommendation of the Compensation Consultant, the Committee chose to remove those two companies from the group and to replace them with two new Benchmarking Peers that meet multiple selection criteria.

30 │ MGIC Investment Corporation – 2022 Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS — Benchmarking

2021 Benchmarking Peer Group
MGIC Peer Group	Mortgage Insurer - Direct Competitor[1]	Exposure to Residential Real Estate Market	Industry in which we Compete for Talent	Chose us as a Peer	Business
Arch Capital Group Ltd.	X	X	X		Includes Mortgage Insurer
Assured Guaranty Ltd.		X	X	X	Financial Guaranty Insurer
Essent Group Ltd.	X	X	X	X	Mortgage Insurer
Fidelity National Financial Inc.		X	X		Title Ins & Other R.E. Services
First American Fin'l Corp.		X	X		Title Ins & Other R.E. Services
Flagstar Bancorp Inc.		X	X		Mortgage Orig & Svg; Banking
Genworth Financial Inc.	X	X	X	X	Includes Mortgage Insurer
NMI Holdings Inc.	X	X	X	X	Mortgage Insurer
Ocwen Financial Corp.		X	X	X	Mortgage Svg & Lending
PennyMac Fin'l Services Inc.		X	X	X	Mortgage Svg & Lending
Radian Group Inc.	X	X	X	X	Mortgage Insurer
Stewart Info. Services Corp.		X	X	X	Title Ins & Other R.E. Services
Walker and Dunlop, Inc.		X	X	X	Real Estate Services & Finance
1    Parent companies of direct competitors whose overall results are principally or significantly impacted by these competitors.
As shown in the table below, we are reasonably comparable in terms of market capitalization, revenues and CEO target TDC to the companies in our 2021 Benchmarking Peer Group.

MGIC Percentile Rank Versus Benchmarking Peer Group
12/31/21 Market Capitalization	65th
2021 Revenue	30th
CEO Target TDC[1]	22nd
1    Information regarding the target TDC of CEOs in the Benchmarking Peer Group was included in a benchmarking analysis prepared by the Committee's Compensation Consultant in October 2021 using the 2021 target TDC opportunity for our CEO and the latest target TDC information available for our peers.
Why we do not include property and casualty insurers in our Benchmarking Peer Group
A leading proxy advisory service compares our CEO's compensation to the compensation of CEOs in a peer group that it constructs for us. That peer group includes a number of property and casualty insurers. Other than one of our direct competitors who is part of a company that includes diversified lines of insurance, we do not include property and casualty insurers in our Benchmarking Peer Group because those companies: 1) are not subject to residential mortgage risk or the residential real estate market to the same extent as are we or our Benchmarking Peers, 2) are not the companies with which we compete for executive talent, and 3) do not select us as a benchmarking peer. In addition, we do not believe comparing us to that peer group is appropriate because we are much larger in terms of market capitalization: as of December 31, 2021, our market capitalization was in the 78th percentile of the proxy advisory service-constructed peer group (1.6 times the median).

MGIC Investment Corporation – 2022 Proxy Statement │ 31

Benchmarking — COMPENSATION DISCUSSION & ANALYSIS
Total Direct Compensation Compared to Benchmarking Peer Groups
The following chart shows the reasonableness of our CEO's TDC, as reported in the Summary Compensation Table, as it shows the pretax income earned by the Company for every dollar of TDC earned by the CEO, compared to the same metric for our Benchmarking Peer Group and the peer group constructed for the Company by a leading proxy advisory service. The Company's 2021 pretax income per dollar of our CEO's 2021 TDC was in the 59th percentile of the company's Benchmarking Peers and in the 88th percentile of the proxy advisory service-constructed peer group.

Pretax Income per $ of TDC
$100.0
$50.0
$—
MGIC
Company Peers - Avg
Proxy Advisory Peers - Avg
2020
2021

Note: Reflects 2021 and 2020 pretax income for all companies, 2021 and 2020 TDC data for our CEO, and 2020 TDC data available from Summary Compensation Tables for the peer groups because that is the latest TDC available.

Components of Our Executive Compensation Program
Each of the components of our executive compensation is discussed below. To meet our objective of aligning compensation and shareholder interests, our executive compensation program includes an annual bonus plan that is tied to performance against performance measures that directly support the Company's business strategies, and long-term equity awards with vesting tied to growth in the Company's adjusted book value per share and whose ultimate value reflects our stock price.
In October 2020, the Committee's Compensation Consultant recommended adjustments to each component of our NEOs' compensation mix to align them more closely to benchmarking peers. With input from the Committee's Compensation Consultant, the Committee approved a 2021 target TDC opportunity for each NEO in March 2021. As a percentage of target TDC opportunity, certain components were increased and others were decreased. Following the adjustments, performance-based, at-risk compensation continued to represent the significant majority of our NEOs' 2021 TDC opportunities, as shown in the charts below.

32 │ MGIC Investment Corporation – 2022 Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS — Components
CEO 2021 Pay Opportunity Mix (% of Target TDC)
At-Risk Performance-Based Pay: 84%
Other NEOs' 2021 Pay Oppty Mix (% of Target TDC)
At-Risk Performance-Based Pay: 77%

Base Salary
Our general philosophy is to target base salary range midpoints for our NEOs near the median levels of their Benchmarking Peer Group counterparts. In considering any change to our CEO’s compensation, including base salary, the Committee takes into account market competitiveness, tenure in position and its evaluation of his performance. Subjects covered by the evaluation of his performance include financial results, leadership, strategic planning, succession planning, community and industry involvement, and communications and relations with the Board. Base salary changes for our other NEOs are recommended to the Committee by the CEO based on his evaluation of each NEO’s performance, base salary levels of Benchmarking Peer Group counterparts and considerations of internal equity. The Committee approves changes in salaries for NEOs after taking into account the CEO’s recommendations and the Committee's independent judgment regarding the NEOs gained through the Committee’s benchmarking and general contact with them, including contact through Board meetings.
The benchmarking analysis of the Committee's Compensation Consultant indicated that the base salaries of most of our NEOs were significantly below the median levels of their Benchmarking Peer Group counterparts, which may have reflected the comparatively short time that some of our NEOs had been in their positions in 2020. To more closely align our NEOs' base salaries with their Benchmarking Peer Group counterparts, to reflect increased experience and demonstrated performance in their roles, and for purposes of internal pay equity, the Committee approved the following base salary increases, which were effective in late March 2021.

Executive	2020 Base Salary	2021 Base Salary
Timothy J. Mattke, CEO	$800,000	$900,000
Salvatore A. Miosi, President and COO	$639,000	$700,000
Nathaniel H. Colson, EVP and CFO	$350,000	$465,000
James J. Hughes, EVP - Sales and Bus. Development	$438,000	$581,000
Paula C. Maggio, EVP and General Counsel	$425,000	$565,000
Annual Bonus
Our bonus plan is designed to strongly align pay delivery with our performance, as defined by achievement of our annual financial performance measures and business objectives.
Bonus Opportunity. In 2021, the Committee changed the internal focus of the bonus plan from "maximum" bonus opportunities to "target" bonus opportunities. The change was made to align with the practices of our Benchmarking Peer Group and the broader market, and to make it easier to align goals
MGIC Investment Corporation – 2022 Proxy Statement │ 33

Annual Bonus — Components — COMPENSATION DISCUSSION & ANALYSIS
with business plans. In 2020 and prior, actual bonuses ranged from 0% to 100% of the maximum opportunities, depending on performance. For 2021, actual bonuses ranged from 0% to 200% of target opportunities, depending on performance. The maximum bonus for our CEO remained at 300% of salary, which is the median maximum bonus opportunity of his Benchmarking Peer counterparts. The multiplier we use to determine the maximum bonuses for each of our other NEOs was decreased from their previous maximums, in part to reflect the salary increases discussed above and to be more consistent with the Benchmarking Peer counterparts. The new target and maximum bonus opportunities for each NEO are shown in the following table.

	2021 Bonus Opportunities (Multiple of Base Salary)
Executive	Target	Maximum
Timothy J. Mattke	1.50	3.00
Salvatore A. Miosi	1.35	2.70
Nathaniel H. Colson	1.00	2.00
James J. Hughes	1.00	2.00
Paula C. Maggio	1.00	2.00
Represents a multiple of the base salary amounts that become effective in March or April of the year for which the bonuses are awarded. Such base salary amounts will not be the same as the base salary amounts disclosed in the SCT due to the effects of the timing of the pay increases and the variability in the number of pay periods in each calendar year.
Calculation of 2021 Bonus. As shown in the table below, the bonus formula for 2021 had three financial performance measures (with a total weight of 75%) and three business objectives (with a total weight of 25%). Threshold, target and maximum performance levels were established for each financial performance measure. Actual performance at such levels would result in credit of 0% for below threshold performance, 50% for threshold performance, 100%, for target performance, and 200% for maximum performance, with credit for performance achievement between the threshold and target levels, and the target and maximum levels, calculated by linear interpolation. The payout percentage determined by the Company’s actual 2021 performance for each financial performance measure was multiplied by an assigned weight to determine a weighted score for that measure. For the business objectives, the Committee reviewed management’s report of the Company’s activities with respect to each objective (some of which is included in the discussion below) in determining the score.

2021 Bonus Percentage
					Percent Earned		Weighted Score
	2021 Performance Levels			Actual 2021
	Threshold 50%	Target 100%	Maximum 200%
						Weight
Financial Performance Measures:
Return on Equity	8.0%	13.0%	16.0%	14.7%	156.7%	45.0%	70.5%
New Insurance Written (billions)	$51.0	$93.0	$138.0	$121.1	162.4%	15.0%	24.4%
Insurance in Force (billions)	$246.6	$268.0	$287.0	$274.4	133.7%	15.0%	20.1%
Total Score for Financial Performance Measures						75.0%	114.9%

Business Objectives:
Transformation	For a discussion of performance against these business objectives, see "Performance Against Business Objectives"
ESG
Capital
Total Score for Business Objectives					100.0%	25.0%	25.0%
2021 Bonus Percentage							139.9%

34 │ MGIC Investment Corporation – 2022 Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS — Components — Annual Bonus
The aggregate weighted financial and business performance scores resulted in a preliminary bonus percentage of 139.9%. The Committee has discretion to adjust the preliminary bonus percentage up or down by as much as 10 percentage points, but did not do so because the Committee considered the bonus pay-out to be consistent with the Company’s pay-for-performance objective.
Performance Against Business Objectives. Each business objective directly supports our business strategies. For the 2021 bonus program, "Transformation" replaced a previous business objective due to its critical importance to our long-term success. In addition, we expanded our 2020 business objective concerning the development of co-workers to be a more encompassing ESG objective, reflecting our focus on social responsibility as well as the co-worker experience. As shown in the table below, despite the headwinds facing the Company at the beginning of the year, the Company achieved favorable results against the business objectives used to determine the 2021 bonuses of our NEOs and the Committee approved the target score for these objectives.

Business Objective		Results
Transformation - Transform our business processes through digital, data-driven processes.	è
We continued to transform our business processes along a number of dimensions, including:
•Pricing - Established a fully-functioning, cloud-based analytics environment for pricing
•Data and analytics - Increased coordination between data and analytics, information services and the business units
•Underwriting - Increased stability and efficiency, enabling us to write a company record of $120 billion of NIW while providing excellent customer service

ESG - Demonstrate our commitment to social responsibility to all our stakeholders, while creating an employee experience that attracts, develops and retains the right talent by emphasizing engagement, diversity, inclusion and collaboration.
è
Conducted a materiality assessment to assess alignment between external and internal stakeholders regarding ESG priorities
Developed an ESG Strategy intended to complement our corporate strategies and inform future decision making
Established an Affordable Housing Strategy and participated with various organizations to increase racial equity in homeownership
Successes in the areas of community and diversity, equity and inclusion included:
•Created a Community and Inclusion Advisor role
•Established a relationship with a coalition of education partners helping limited-income, high potential students to graduate from college
•Participated in the Metropolitan Milwaukee Association of Commerce Region of Choice initiative to increase minority representation in management
Focused enhanced attention on employee experience and communication

MGIC Investment Corporation – 2022 Proxy Statement │ 35

Annual Bonus — Components — COMPENSATION DISCUSSION & ANALYSIS

Business Objective		Results
Capital - Ensure that we have the appropriate amount and form of capital to support our strategies and meet the needs of our stakeholders.	è
Our capital was well in excess of the requirements of the GSEs and state regulators, and our debt-to-capital ratio was below 20% at year-end 2021
Expanded our reinsurance program through additional quota share and excess-of-loss reinsurance transactions that provide a source of capital relief and allow us to better manage our risk profile
Maintained financial strength and capital flexibility while returning approximately $385 million in capital to shareholders by repurchasing 5.6% of our shares outstanding at the beginning of the year and increasing our cash dividend by 33% in the second half of the year
Repurchased $99 million par value of our 9% Junior Convertible Debentures, which eliminated approximately 7.5 million potentially dilutive shares

Setting Our Financial Performance Measures. The Committee chose ROE, NIW and IIF as the financial performance measures used in the 2021 bonus plan to provide an incentive for bottom line and top line growth and for reasonable consistency with the 2020 bonus plan. The IIF metric was added in 2021 to balance the volatility of the NIW metric that can be impacted by a strong or weak mortgage refinancing environment. In 2019, our Investor Relations department engaged a consulting firm to conduct an investor perception study for us. Investors indicated they consider ROE and book value growth to be among the top three most important measures of performance of the Company, but also indicated that risk-adjusted return on capital (RAROC) over the estimated life of a book of insured business was an appropriate measure. These results confirmed to us the appropriateness of our use, for our bonus plan, of an ROE goal and the RAROC hurdle rate associated with our NIW goal. It also confirmed the appropriateness of our use of a book value growth goal for vesting of our performance-based long-term equity awards.
Return on Equity (ROE)
As noted above, two of the objectives of our executive compensation program are to link compensation to Company performance and to design incentives so that the earned TDC of our NEOs varies based on performance. The Committee considered those objectives when it established the ROE performance levels for the 2021 bonus plan. It was also uncertain how COVID-19 would impact our 2021 results. Unemployment was still a high 6.7% at the beginning of the year and the final resolution of the mortgages we insured that became delinquent at the onset of COVID-19 was still unknown. Despite these uncertainties, the Committee set the 2021 target ROE level at 13%, which was substantially higher than our 2020 actual ROE of 10.8%.

ROE Performance Levels for Company's Bonus Plan Compared to Benchmarks
Company's Threshold ROE (for 50% bonus payout. If performance is below threshold, no credit is given)	8.0%
Company's Target ROE (for 100% bonus payout)	13.0%
Company's Maximum ROE (for 200% bonus payout)	16.0%
Company's Actual 2020 ROE	10.8%
Note: For purposes of the bonus plan, we calculate ROE as adjusted net operating income, divided by beginning shareholders' equity, excluding accumulated other comprehensive income (loss). Adjusted net operating income is a non-GAAP measure of performance. For a description of how we calculate this measure and for a reconciliation of this measure to its nearest comparable GAAP measures, see Appendix B.

36 │ MGIC Investment Corporation – 2022 Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS — Components — Annual Bonus
The Company engaged in stock repurchases in 2021. However, those repurchases did not affect the Company's ROE performance because ROE is calculated as adjusted net operating income, divided by beginning shareholders' equity (which is not affected by share repurchases).
New Insurance Written (NIW)

2021 NIW Performance Levels (billions)
Company's Threshold NIW (for 50% bonus payout. If performance is below threshold, no credit is given)	$51
Company's Target NIW (for 100% bonus payout)	$93
Company's Maximum NIW (for 200% bonus payout)	$138
Company's 2020 NIW	$112

While our 2021 NIW target performance level of $93 billion was set below our 2020 actual NIW of $112 billion, it was substantially above the average level for the past five years, as shown below. In establishing the 2021 performance goals for NIW, the Committee evaluated our prior years' results and viewed the 2020 results as extraordinary. We began 2021 with continued uncertainty about how COVID-19 would impact the size of the market for our product. Because mortgage originations were expected to be 20% lower in 2021 than in 2020, and the market for our product was expected to shrink by 17%, the Committee viewed the performance goals as sufficiently rigorous.

Historical NIW (billions)
2016	2017	2018	2019	2020	Average
$48	$49	$51	$63	$112	$65
Insurance in Force (IIF)

2021 IIF Performance Levels (billions)
Company's Threshold IIF (for 50% bonus payout. If performance is below threshold, no credit is given)	$246.6
Company's Target IIF (for 100% bonus payout)	$268.0
Company's Maximum IIF (for 200% bonus payout)	$287.0

As previously discussed, the Committee reduced the weighting on NIW from 30% to 15% and introduced IIF, weighted 15% as a balancing metric. Our 2021 IIF target performance level of $268.0 billion represented growth of 8.7% above IIF at the end of 2020, which is above the average annual growth rate over the past five years as shown in the table below. The Committee viewed the performance levels as sufficiently rigorous considering the expected size of the mortgage market for 2021.

Historical IIF (billions)
2016	2017	2018	2019	2020	Average Annual Growth Rate
$182.0	$194.9	$209.7	$222.3	$246.6	7.9%

MGIC Investment Corporation – 2022 Proxy Statement │ 37

Annual Bonus — Components — COMPENSATION DISCUSSION & ANALYSIS
CEO 2021 Bonus Alignment. The following chart shows the reasonableness of our CEOs' bonuses in terms of its alignment with the Company's return on equity.

ROE and CEO Bonus
20.0%
10.0%
—%
ROE
$3,000
$2,000
$1,000
$0
CEO Bonus ($000s)
2017
2018
2019
2020
2021
ROE
CEO Bonus

Notes: (1) For purposes of the bonus plan, ROE is adjusted net operating income, divided by beginning shareholders' equity, excluding accumulated other comprehensive income (loss). Adjusted net operating income is a non-GAAP measure of performance. For a description of how we calculate this measure and for a reconciliation of this measure to its nearest comparable GAAP measures, see Appendix B. (2) The bonuses of our former CEO are shown for 2017-2019 and the bonuses of our current CEO are shown for 2020-2021.

Long-Term Equity Awards
Background Considerations. Consistent with our belief that there should be a strong link between earned compensation and long-term performance, long-term equity awards provide one of our most significant TDC opportunities. We emphasize this component of our executive compensation program because it aligns executives’ interests with those of shareholders by linking compensation to both company performance and total shareholder return, while fostering a long-term planning horizon and supporting the retention of our leadership team. Performance-based long-term equity awards at their grant date fair value represented 61% of the 2021 target TDC opportunity of our CEO, and averaged 51% of the 2021 target TDC opportunities of our other NEOs.
In March 2021, the Committee established a target long-term equity award opportunity for each of our NEOs. To set these targets, the Committee considered a competitive market analysis of each NEO's TDC opportunity, the portion of such opportunity provided as long-term equity awards relative to their Benchmarking Peer Group counterparts, tenure in the position and internal equity. As a result of such considerations, the Committee approved an increase in our CEO's target long-term equity award, as shown in the following table.

CEO Target Long-Term Equity Awards - Percentile Rank Among Benchmarking Peers
	Grant Date Value ("Target")	MGIC Percentile Rank[1]	Year in Position
2019 Long-Term Equity Awards	$2,144,934	18th	First
2020 Long-Term Equity Awards	$2,686,975	18th	Second
2021 Long-Term Equity Awards	$3,500,001	30th	Third
1    Reflects annualized grant date fair value of most recently reported awards as disclosed in SEC filings of Benchmarking Peers as of October 2020 for 2019 awards, and as of October 2021 for 2020 and 2021 awards.

38 │ MGIC Investment Corporation – 2022 Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS — Components — Long-Term Equity
Below is a discussion of our 2021 long-term equity awards and a discussion of our 2020 and 2019 long-term equity awards, which is provided for comparison purposes and because a portion of the long-term equity awards granted in those years either vested based on 2021 performance or remain outstanding.
2021 Long-Term Equity Awards.
To align our long-term equity awards with the interests of shareholders, 100% of the long-term equity awards granted in March 2021 to our NEOs are restricted stock units (RSUs) that are performance-based and will cliff vest after three years based on the percentage achievement of a three-year cumulative adjusted book value (ABV) per share growth goal. In 2021, the Committee changed the long-term equity award program to articulate the awards in terms of a "target" number of RSUs instead of a "maximum" number of RSUs, and to determine the target number of RSUs using a value-based grant rather than a fixed number of RSUs. The change was made to align with the practices of our Benchmarking Peer Group and the broader market, and to make it easier to align goals with business plans. The actual number of earned shares will range from 0% to 200% of the target number of RSUs, depending on performance versus the three-year cumulative goals outlined in the table below, with actual vesting determined by linear interpolation where performance falls between levels.

2021 Long-Term Equity Award Performance Goal – 3-year Cumulative ABV Growth
	Below Threshold (no vesting)	Threshold (for 25% vesting)	Target (for 100% vesting)	Maximum (for 200% vesting)
Required Growth	Less than $1.26	$1.26	$5.03	Greater than or equal to $6.38
Compound Annual Growth Rate	< 3.1%	3.1%	11.3%	≥14.0%
ABV per share is a non-GAAP financial measure. For a description of how we calculate this measure for each equity award and a reconciliation of this measure to its nearest comparable GAAP measure, see Appendix B.

Book value growth was chosen as the performance goal, in part because of its simplicity and relevance to management and investors. Book value growth measures cumulative build-up of equity in the Company; we believe its use as a performance goal aligns executive compensation with the financial strength of the Company. As noted above, most investors responding to an investor perception study performed for us indicated that they consider book value growth to be among the most important measures of performance for the Company. These results confirmed to us the appropriateness of our use of a book value growth performance goal for vesting of long-term equity awards.
The Committee viewed the $5.03 required growth in adjusted book value per share for target vesting of the 2021 long-term equity awards as sufficiently rigorous when considering the 2018-2020 growth of $4.92 and the uncertainty of the future financial effects of COVID-19.
2020 and 2019 Long-Term Equity Awards.
2020 Cliff BV Awards. These awards were made to our NEOs in January 2020 and will cliff vest after three years based on percentage achievement of a three-year cumulative ABV per share growth goal. A "maximum" number of RSUs was granted, with actual vesting ranging from 0% to 100% of "maximum" RSUs, based on performance. A 16.4% compound annual growth in ABV (or $7.04 per share growth) is required for 100% (maximum) vesting; 10.8% compound annual growth is required for "target" vesting (which was 62% of maximum, based on the grant date fair value of the awards); and no growth will result in 0% vesting. The actual vesting percentage is determined by linear interpolation based on where the actual growth in ABV per share falls between $0.00 and $7.04.
2019 Cliff BV Awards. These awards were made to our then-NEOs (which included Messrs. Mattke, Miosi and Hughes, and Ms. Maggio) in January 2019 and they cliff vested in March 2022 after three years based on percentage achievement of a three-year cumulative ABV per share growth goal. A "maximum" number of RSUs was granted, with actual vesting ranging from 0% to 100% of "maximum," based on performance. A 16.4% compound annual growth in ABV (or $6.02 per share growth) was required for 100% (maximum) vesting; 13.8% compound annual growth was required for "target" vesting (which was 82% of maximum, based on the grant date fair value of the awards); and no growth in ABV would have resulted in 0%
MGIC Investment Corporation – 2022 Proxy Statement │ 39

Long-Term Equity — Components — COMPENSATION DISCUSSION & ANALYSIS
vesting. Actual cumulative ABV was $5.12, representing 14.2% compound annual growth. The actual vesting percentage was 104% of target (85% of maximum) determined by linear interpolation based on where the actual growth in ABV per share fell between $0.00 and $6.02.
2019 Cliff Time-Vested Awards. In July 2019, we executed on our leadership transition plan and promoted internal candidates to the positions of CEO (Mr. Mattke); President and Chief Operating Officer (Mr. Miosi); and Chief Financial Officer (Mr. Colson). In connection with the management realignment, the Committee, after consulting with our Compensation Consultant, made a one-time grant of three-year cliff-vested RSUs to each of Messrs. Mattke, Miosi, Colson and Hughes that vest in July 2022, subject to continued employment with the Company.
2019 Other Awards. In January 2019, prior to his becoming an NEO, Mr. Colson was awarded a combination of ABV awards (60%) and time vested awards (40%), consistent with the grant-type mix and design terms for awards provided to participants at the Vice President level. Vesting of the ABV awards occurs over a three-year period, based on achievement of the same three-year cumulative ABV per share growth goal that was used for 2019 performance-based awards to NEOs. However, partial vesting of the ABV awards to Mr. Colson occurred annually (up to a maximum of 1/3 for the first year and 2/3 for the first and second years combined). Vesting of the time-vested awards occurred ratably in each of the three years after grant, subject to continued employment with the Company.
The table below shows:
•the three-year cumulative goal for targeted vesting of the 2021, 2020 and 2019 ABV awards to NEOs,
•the growth in ABV per share as of the end of 2021, as calculated for the awards, and
•the final vesting percentage for the 2019 awards; no 2020 or 2021 awards will vest until the ends of their three-year performance periods.

Growth in Adjusted Book Value per Share for Targeted Vesting of 2019-2021 Cliff ABV Awards
	3-year Cumulative Goal for Target	2019-2021 Actual Growth	2020-2021 Actual Growth	2021 Actual Growth	Vesting %
2021 Equity Awards	$5.03			$1.97
2020 Equity Awards	$4.39		$2.72
2019 Equity Awards	$4.94	$5.12			104% of Target; 85% of Maximum
With respect to all of the long-term equity awards, dividends are not paid currently, but when awards vest, a payment is made equal to the dividends that would have been paid during the performance period for those vested awards.

Pension Plan
Our executive compensation program includes a qualified pension plan (which has been transitioned to a cash balance plan) and a supplemental executive retirement plan. We believe retirement plans are an important element of a competitive compensation program. These plans compute retirement benefits based only on current cash compensation (salary and annual bonus) and therefore do not include long-term incentives that can result in substantial increases in pension value. We also offer a broad-based 401(k) plan to which we make contributions in cash. A description of our pension plan can be found following the table titled “Pension Benefits at 2021 Fiscal Year-End” in “Compensation and Related Tables” below.
Perquisites
To avoid an entitlement mentality, the perquisites we provide are minimal, ranging from $800 to $7,200 in 2021 for our NEOs. The 2021 perquisites were primarily related to club dues and expenses, and a parking space at our headquarters.

40 │ MGIC Investment Corporation – 2022 Proxy Statement

OTHER ASPECTS OF OUR EXECUTIVE COMPENSATION PROGRAM
No Employment Agreements
Our CEO and other NEOs do not have employment agreements other than those discussed below that become effective upon a change in control.
Stock Ownership by Named Executive Officers
Stock Ownership Guidelines. We have stock ownership guidelines for our executive officers to align the interests of our executives with those of our shareholders and to mitigate potential risks from incentive arrangements. Stock considered owned consists of shares owned outright by the executive (including shares in the executive's account in our profit-sharing and savings plan) and time-vested RSUs. Performance-vested RSUs are not considered for purposes of the stock ownership guidelines.
The stock ownership guidelines require ownership of stock valued at six times base salary for our CEO and stock valued at three times base salary for the other NEOs. Until the guideline is met, an NEO must retain the portion of shares received upon vesting of equity awards equal to the lower of 25% of the shares that vested and 50% of the shares that were received by the NEO after taking account of shares withheld to cover taxes.
As of December 31, 2021, our CEO owned stock valued at 7.3 times his base salary. The stock ownership of our other NEOs ranged from less than 1.0 to 5.9 times their base salaries. The low stock ownership by two NEOs is explained by their tenure with the company and/or in their roles, coupled with the three-year cliff vesting of their long-term equity awards. As those NEOs receive stock upon vesting of their 2019 and 2020 long-term equity awards, their stock holding will increase.
Equity Holding Post-Vesting Requirement. A portion of long-term equity awards granted to our NEOs and other executive officers must not be sold for one year after vesting. The number of shares that must not be sold is the lower of 25% of the shares that vested and 50% of the shares that were received by the officer after taking account of shares withheld to cover taxes. The holding period may end before one year if the officer is no longer required to report their equity transactions to the SEC. The holding period does not apply to involuntary transactions, such as would occur in a merger, and for certain other dispositions.
Hedging, Pledging and 10b5-1 Plan Prohibitions
Our hedging policy applies to our directors, NEOs, all other officers and certain other employees (generally, those who have regular access to material nonpublic information about the Company that gets incorporated into the Company’s periodic releases and reports), as well as their family members and entities that they control or influence. Under our hedging policy, the covered individuals/entities may not enter into hedging transactions designed to hedge or offset a decrease in the value of "Company Securities" or of vested or unvested restricted stock units (whether cash- or stock-settled). The definition of "Company Securities" includes the Company's common stock, options to purchase common stock, units in the MGIC stock fund within the Company's Profit-Sharing and Savings Plan, and convertible debentures, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company's securities. The hedging policy includes the following non-exhaustive list of examples of prohibited hedging transactions: forward sale contracts, equity swaps and credit defaults swaps relating to Company Securities. Financial instruments that hedge general industry risk or whose underlying security is that of an unrelated company are specifically not prohibited.
Under our pledging policy, the same individuals/entities who are subject to our hedging policy may not hold Company Securities in a margin account or pledge Company Securities as collateral for a loan. Our insider trading policy prohibits the use by those individuals/entities of plans created pursuant to Rule
MGIC Investment Corporation – 2022 Proxy Statement │ 41

Other Aspects — COMPENSATION DISCUSSION & ANALYSIS
10b5-1 of the Securities Exchange Act which, for example, may otherwise have allowed such persons to sell our stock while in possession of material undisclosed information about us.
“Clawback” Policy
Under our “clawback” policy, the Company will seek to recover from any NEO or other executive officer, to the extent the Committee deems appropriate, amounts associated with cash incentive compensation that was earned and equity awards that vested based on achievement of a performance goal if a subsequent financial restatement shows that such compensation should not have been paid.
Change in Control Provisions
Each of our NEOs is a party to a Key Executive Employment and Severance Agreement with us (a KEESA), as described in the section titled “Potential Payments Upon Termination or Change-in-Control – Change in Control Agreements” below. No executive officer has an employment or severance agreement, other than a KEESA. The period for which our KEESAs provide employment protection ends on the third anniversary of the date of a change in control. Our KEESAs provide for a cash payment in two lump sums (or one lump sum if neither the Company nor any affiliate’s stock is publicly traded) only after both a change in control and a specified employment termination (a “double trigger”). Our KEESAs also provide for "double trigger" vesting of equity awards: there must be a change in control and an employment termination.
The agreements for our outstanding equity awards provide that the equity will not vest upon a change in control if the Committee reasonably determines in good faith prior to the occurrence of the change in control that the awards will be assumed or replaced by the employee’s employer immediately following the change in control with an alternative award meeting specified requirements.
Our KEESAs do not contain a gross-up by the Company for any excise tax payments resulting from payments upon a change in control. Payments under the KEESAs are capped by reducing such payments to an amount that will not trigger payment of federal excise taxes on such payment (the "Cut-Back Provision"), but only if the resulting after-tax value to the participant of the total payments upon a change in control would be greater than the after-tax value to the participant if the cash payments were not so reduced with the participant responsible for the excise taxes.
For additional information about our KEESAs, including changes that were made to them in 2021, see “Compensation and Related Tables – Potential Payments Upon Termination or Change-in-Control – Change in Control Agreements” below.
Tax Deductibility Limit
Section 162(m) of the Internal Revenue Code disallows a tax deduction to public corporations for compensation in excess of $1 million paid during a year to certain "covered employees," generally including our NEOs. We expect the portion of 2021 compensation exceeding $1 million for income tax purposes that we provide to our "covered employees" will not be deductible. Prior to 2018, certain performance-based compensation was exempt from the $1 million deduction limit. Notwithstanding changes to the tax rules regarding deductibility for compensation, the Committee continues to believe that a significant portion of our executive officers’ compensation should be tied to the Company's performance.
In making decisions about executive compensation, consideration is given to the impact of other regulatory provisions, including the provisions of Section 409A of the Internal Revenue Code regarding non-qualified deferred compensation and the change in control provisions of Section 280G of the Internal Revenue Code.

42 │ MGIC Investment Corporation – 2022 Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS — Other Aspects
Process for Approving Compensation Components
The Committee's practice for many years had been to make long-term equity awards and approve new salaries and bonuses at its meeting in late January. For 2021, however, the Committee approved the bonus plan, long-term equity awards and base salary increases at a meeting which was held in early March 2021 to approve 2021 compensation plan design changes and so that equity awards could be made after the Company released its 2020 earnings.
The Committee adopted a policy that if at the time the Committee is making its compensation decisions, the Company has not yet released its earnings for the prior year, then the grant date for long-term equity awards to employees (including the NEOs) and directors shall be the second business day following the year-end earnings release for the prior year. This policy was adopted so that equity awards would be valued at a point in time when the most important information about the Company is likely to have been disseminated in the market. If the approval of awards occurs on or after March 15 of any given year, the grant date will be the second business day following the first quarterly earnings release issued after such approval.
The Committee has not adjusted executive officers' future compensation based upon amounts realized or forfeited pursuant to previous equity awards.
The Board has delegated limited authority to the CEO to grant equity awards to non-executive officers.
COMPENSATION COMMITTEE REPORT
Among its other duties, the Committee assists in the oversight by the Board of Directors of MGIC Investment Corporation’s executive compensation program, including approving corporate goals relating to compensation for the CEO and senior officers, evaluating the performance of the CEO and determining the CEO’s annual compensation and approving compensation for MGIC Investment Corporation’s other senior executives.
The Committee reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based upon this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in MGIC Investment Corporation’s Proxy Statement for its 2022 Annual Meeting of Shareholders.
Members of the Management Development, Nominating and Governance Committee:
Michael E. Lehman, Chair
Timothy A. Holt
Jodeen A. Kozlak
Melissa B. Lora

MGIC Investment Corporation – 2022 Proxy Statement │ 43

Compensation and Related Tables
Summary Compensation Table
The following table summarizes the compensation of our NEOs for 2019 through 2021.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)[1]	Non-Equity Incentive Plan Compensation ($)[2]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[3]	All Other Compensation ($)[4]	Total ($)
Timothy Mattke[5]	2021	876,923	3,500,001	1,888,650	94,133	25,850	6,385,557
Chief Executive	2020	824,039	2,686,975	1,442,400	538,355	25,400	5,517,169
Officer	2019	645,873	2,144,934	1,474,000	504,486	24,950	4,794,243
Salvatore Miosi[5]	2021	685,969	2,000,010	1,322,055	164,330	25,850	4,198,214
President and	2020	658,616	1,688,956	1,056,400	529,650	25,400	3,959,022
Chief Operating Officer	2019	495,593	1,947,384	1,082,500	507,286	24,950	4,057,713
Nathaniel Colson[5]	2021	438,462	1,000,011	650,535	34,816	25,850	2,149,674
EVP and Chief	2020	343,269	921,249	473,300	21,875	23,853	1,783,546
Financial Officer	2019	206,180	374,593	223,100	14,822	8,808	827,503
James Hughes[6]	2021	548,046	1,000,011	812,819	113,933	25,850	2,500,659
EVP – Sales &	2020	451,500	921,249	592,600	516,999	25,400	2,507,748
Bus. Development	2019	421,500	1,651,059	825,200	558,689	24,950	3,481,398
Paula Maggio	2021	532,739	1,000,011	790,435	44,616	25,850	2,393,651
EVP and	2020	438,108	921,249	575,000	43,129	25,400	2,002,886
General Counsel	2019	409,062	1,157,184	640,600	39,438	24,950	2,271,234
1Our stock awards are granted under programs described in "Components of our Executive Compensation Program – Long-Term Equity Awards” in our CD&A. The amounts shown in this column represent the grant date fair value of RSUs granted to NEOs in the years shown, computed in accordance with FASB ASC Topic 718. The fair value of RSUs is based on the probable outcome of the applicable performance conditions and the closing price of our common stock on the NYSE on the grant date. In 2021, the applicable closing price was $12.82; in 2020, it was $13.67; and in 2019, it was $12.37 (on a weighted average basis) for our CEO, and ranged from $11.76 to $12.72 (on a weighted average basis) for our other NEOs. The value of the RSUs granted in 2021 if maximum performance were to be achieved is as follows: Mr. Mattke – $7,000,002; Mr. Miosi – $4,000,019; Mr. Colson – $2,000,023; Mr. Hughes – $2,000,023; and Ms. Maggio – $2,000,023.
2Our 2021 bonus program is described in "Components of our Executive Compensation Program – Annual Bonus” in our CD&A. The bonuses paid were calculated based on a formula that compares actual performance to threshold, target and maximum performance achievement levels for three different financial performance goals (each with specific weights and in total weighted 75%) and a subjective assessment of performance against three different business objectives (in total weighted 25%). All goals for the 2019-2021 bonus programs were considered and approved by the Management Development, Nominating and Governance Committee.
3The Company does not maintain a non-qualified deferred compensation plan for its employees. The amounts shown in this column reflect, if positive, the sum of (a) the aggregate change in present value of accumulated pension benefits during the year pursuant to our Pension Plan and our SERP when retirement benefits are also provided under the SERP, and (b) distributions the named executive officer received from our SERP during the year.
The aggregate change in present value of accumulated pension benefits represents:
aFor other than Mr. Colson and Ms. Maggio, the difference between (a) the present value of the annual pension payments that the named executive officer would be entitled to receive beginning at age 62 and continuing for his life expectancy determined at the end of the year shown and by assuming that the officer’s employment with us ended on the last day of the year shown, and (b) the same calculation done as if the officer’s employment had ended one year earlier.

44 │ MGIC Investment Corporation – 2022 Proxy Statement

COMPENSATION AND RELATED TABLES — Summary Compensation Table
bFor Mr. Colson and Ms. Maggio, the difference between (a) the present value as of December 31, 2021 of the accumulated benefit under the "Cash Component" (described following the table titled “Pension Benefits at 2021 Fiscal Year-End") of our Pension Plan, and (b) the same calculation as of the prior year-end.
cFor all years shown, the change in the present value of accumulated pension benefits between years represents the net result of (a) the officer being one year closer to the receipt of the pension payments, which generally means the present value is higher, and the annual pension payment (for Mr. Colson and Ms. Maggio, their accumulated benefit) is higher due to the additional benefit earned because of one more year of employment; (b) a change in actuarial assumptions used to calculate the benefit, primarily changes in the discount rate used to calculate the present value at the end of each of those years; (c) a decrease for the effect of distributions that the NEOs received from our SERP; and (d) an increase for in-service distributions received from our SERP to pay the NEO's portion of social security taxes and related income tax from such distributions. For each NEO, the changes consist of:

	2021		2020		2019
Name	Change in Actuarial Assumptions	Change Due to Other Factors	Change in Actuarial Assumptions	Change Due to Other Factors	Change in Actuarial Assumptions	Change Due to Other Factors
Timothy Mattke	$(133,590)	$227,723	$307,386	$230,969	$336,693	$167,793
Salvatore Miosi	(106,308)	270,638	258,515	271,135	297,162	210,124
Nathaniel Colson	(94)	34,910	(13)	21,888	6,503	8,319
James Hughes	(107,419)	221,352	273,634	243,365	318,594	240,095
Paula Maggio	(206)	44,822	74	43,055	4,607	34,831
See Note 11 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ending December 31, 2021 for additional information regarding the assumptions made in arriving at these amounts.
See information following the table titled “Pension Benefits at 2021 Fiscal Year-End” below for a summary of our Pension Plan and our SERP.
4    Amounts in this column for 2021 consist of matching 401(k) contributions and discretionary retirement plan contributions.
5    In July 2019, each of Mr. Mattke, Mr. Miosi, and Mr. Colson, was promoted to his current position.
6    Mr. Hughes holds this position with Mortgage Guaranty Insurance Corporation, a wholly owned subsidiary of the Company, and not with the Company.
MGIC Investment Corporation – 2022 Proxy Statement │ 45

Grants of Plan-Based Awards — COMPENSATION AND RELATED TABLES
2021 Grants of Plan-Based Awards
The following table shows the 2021 grants of plan-based awards to our NEOs.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			Grant Date Fair Value of Stock and Option Awards[3]
Name	Grant Date	Type of Award	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Timothy Mattke	3/1/2021	Annual Cash Incentive[1]	675,000	1,350,000	2,700,000
	3/1/2021	RSUs-Cliff Perf. Vest[4]				68,253	273,011	546,022	3,500,001
Salvatore Miosi	3/1/2021	Annual Cash Incentive[1]	472,500	945,000	1,890,000
	3/1/2021	RSUs-Cliff Perf. Vest[4]				39,002	156,007	312,014	2,000,010
Nathaniel Colson	3/1/2021	Annual Cash Incentive[1]	232,500	465,000	930,000
	3/1/2021	RSUs-Cliff Perf. Vest[4]				19,501	78,004	156,008	1,000,011
James Hughes	3/1/2021	Annual Cash Incentive[1]	290,500	581,000	1,162,000
	3/1/2021	RSUs-Cliff Perf. Vest[4]				19,501	78,004	156,008	1,000,011
Paula Maggio	3/1/2021	Annual Cash Incentive[1]	282,500	565,000	1,130,000
	3/1/2021	RSUs-Cliff Perf. Vest[4]				19,501	78,004	156,008	1,000,011
1    Our Non-Equity Incentive Plan Awards are described in "Components of our Executive Compensation Program – Annual Bonus” in our CD&A.
2    Our Equity Incentive Plan Awards are described in "Components of our Executive Compensation Program – Long-Term Equity Awards” in our CD&A.
3    All of the figures in this column represent the grant date fair value of stock unit awards based on the probable outcome of the applicable performance conditions as of the grant date. The grant date fair value is based on the NYSE closing price on the day the award was granted.
4    These are the 2021 Cliff BV Awards described in "Components of our Executive Compensation Program – Long-Term Equity Awards” in our CD&A.

46 │ MGIC Investment Corporation – 2022 Proxy Statement

COMPENSATION AND RELATED TABLES — Outstanding Equity Awards
Outstanding Equity Awards at 2021 Fiscal Year-End
The following table shows our NEOs’ equity awards outstanding on December 31, 2021.

			Equity Incentive Plan Awards
Name	Number of Shares or Units That Have Not Vested[1] (#)	Market Value of Shares or Units That Have Not Vested[2] ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested[3] (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[2] ($)
Timothy Mattke	75,000	1,081,500	735,399	10,604,454
Salvatore Miosi	60,000	865,200	474,366	6,840,358
Nathaniel Colson	21,414	308,790	193,367	2,788,352
James Hughes	37,500	540,750	293,395	4,230,756
Paula Maggio	—	—	293,395	4,230,756
1    Consists of:
a    Cliff Time Vested RSUs awarded in July 2019 to Messrs. Mattke (75,000), Miosi (60,000), Colson (20,000) and Hughes (37,500) in connection with our CEO succession and management realignment. Those RSUs vest in July 2022, subject to continued employment with the Company, and are not subject to performance targets.
b    Time Vested RSUs awarded to Mr. Colson in January 2019 (1,414), prior to his becoming an NEO. Those awards vested in February 2022, given his continued employment with the Company.
2    Based on the closing price of the Common Stock on the NYSE at 2021 year-end, which was $14.42.
3    The number of units that are included in this column is a representative number of units that would vest based on performance for the last completed year (2021), or if the payout is based on performance to occur over more than one year, the last completed fiscal years over which performance is measured. Consists of the following representative numbers of units that would vest, in each case calculated based on linear interpolation between performance measures, as provided in the granting documents:
aCliff Performance Vested RSUs awarded March 1, 2021 to Messrs. Mattke (451,014), Miosi (257,724), Colson (128,863) and Hughes (128,863), and Ms. Maggio (128,863) that will cliff vest in March 2024 based on achievement of a three-year cumulative goal for growth in adjusted book value per share and are reflected in the 2021 Grants of Plan Based Awards Table. For more information, see "Components of our Executive Compensation Program – 2021 Long Term Equity Awards" in our CD&A.
bCliff Performance Vested RSUs awarded January 27, 2020 to Messrs. Mattke (182,385), Miosi (114,642), Colson (62,532) and Hughes (62,532), and Ms. Maggio (62,532) that will cliff vest in February 2023 based on achievement of a three-year cumulative goal for growth in adjusted book value per share. For more information, see "Components of our Executive Compensation Program – 2020 and 2019 Long Term Equity Awards" in our CD&A.
cCliff Performance Vested RSUs awarded January 21, 2019 to Messrs. Mattke (102,000), Miosi (102,000) and Hughes (102,000) and Ms. Maggio (102,000) that cliff vested in February 2022 based on achievement of a three-year cumulative goal for growth in adjusted book value per share. For more information, see "Components of our Executive Compensation Program – 2020 and 2019 Long Term Equity Awards” in our CD&A.
dPerformance Vested RSUs awarded on January 21, 2019 to Mr. Colson (1,972), prior to his becoming an NEO. Those awards vested over a three-year period, based on achievement of a three-year cumulative goal for growth in adjusted book value per share. For more information, see "Components of our Executive Compensation Program – 2020 and 2019 Long-Term Equity Awards” in our CD&A.
MGIC Investment Corporation – 2022 Proxy Statement │ 47

Stock Vested — COMPENSATION AND RELATED TABLES
2021 Stock Vested
The following table shows the vesting of grants of plan based stock awards to our NEOs in 2021. There were no options outstanding or exercised in 2021.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[1] ($)
Timothy Mattke	104,332	1,270,764
Salvatore Miosi	104,332	1,270,764
Nathaniel Colson	3,442	42,611
James Hughes	104,332	1,270,764
Paula Maggio	6,668	90,751
1    Value realized is the market value at the close of business on the vesting date, or the prior business day if the vesting date falls on a weekend or holiday.

48 │ MGIC Investment Corporation – 2022 Proxy Statement

COMPENSATION AND RELATED TABLES — Pension Benefits
Pension Benefits at 2021 Fiscal Year-End
The following table shows the present value of accrued pension plan benefits for our NEOs as of December 31, 2021.

Name	Plan Name[1]	Number of Years Credited Service (#)	Present Value of Accumulated Benefit[2] ($)	Payments During Last Fiscal Year[3] ($)
Timothy Mattke	Qualified Pension Plan	15.6	1,914,729	—
	Supplemental Executive Retirement Plan	15.6	255,007	6,899
Salvatore Miosi	Qualified Pension Plan	33.7	2,455,543	—
	Supplemental Executive Retirement Plan	33.7	243,715	7,453
Nathaniel Colson	Qualified Pension Plan	7.4	68,058	—
	Supplemental Executive Retirement Plan	7.4	23,325	—
James Hughes	Qualified Pension Plan	34.3	3,202,522	—
	Supplemental Executive Retirement Plan	34.3	163,292	4,378
Paula Maggio	Qualified Pension Plan	3.5	105,155	—
	Supplemental Executive Retirement Plan	3.5	31,770	—
1    See below for a summary of these plans.
2    The amount shown in this column, for other than Mr. Colson and Ms. Maggio, is the present value of the pension payments that the NEO would be entitled to receive beginning at age 62 (which is the earliest age that unreduced benefits under the Qualified Pension Plan and SERP may be received), or current age if older than 62, and continuing for his or her life expectancy determined at the end of 2021, and by assuming that the officer’s employment with us ended on the last day of that year. It represents the present value of annual payments under the Prior Plan Component and the present value of the accumulated benefit under the Cash Balance Component (both described below) of our Pension Plan. See Note 11 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ending December 31, 2021 for the discount rate used to calculate the present value of benefits under these plans. The amount shown in this column for Mr. Colson and Ms. Maggio is the present value as of December 31, 2021 of the accumulated benefit under the Cash Balance Component, assuming retirement at age 65.
3    The amounts shown in this column represent distribution amounts received from the SERP during the fiscal year ended December 31, 2021, to pay the employee portion of the Social Security tax attributable to benefits earned under the plan during fiscal year 2021, as well as amounts distributed to cover the income tax thereon.
The Pension Plan was redesigned, effective January 1, 2014. As described below, under the redesigned Pension Plan and SERP, employees hired after December 31, 2013 accrue retirement benefits under a cash balance formula (the Cash Balance Component). Employees hired prior to January 1, 2014 continued to accrue benefits under the legacy Pension Plan design through December 31, 2018 (the Prior Plan Component). Effective January 1, 2019, all participants accrue benefits under the Cash Balance Component.

Named Executive Officers Hired Prior to January 1, 2014
Through 2018, the NEOs (other than Mr. Colson, who was hired in 2014, and Ms. Maggio, who was hired in 2018) accrued benefits under the Prior Plan Component. Under the Pension Plan and SERP taken together within the Prior Plan Component, those executive officers each earned an annual pension credit for each year of employment equal to 2% of the officer’s eligible compensation for that year. Eligible compensation was limited to salaries, wages, cash bonuses (which for this purpose also includes payments listed in the Non-Equity Incentive Compensation Plan column in the Summary Compensation Table), and the portion of cash bonuses deferred and converted to restricted equity bonuses (applicable for bonuses for 1999 through 2006 performance). At retirement, the annual pension credits are added together to determine the employee’s accrued pension benefit. However, the annual pension credits for service prior to 1998 for each employee with at least five years of vested service on January 1, 1998 will generally be equal to 2% of the employee’s average eligible compensation for the five years ended December 31, 1997. Retirement benefits vest after three years of service. Full pension benefits for the Prior Plan Component are payable in monthly installments or a lump-sum upon retirement at or after age
MGIC Investment Corporation – 2022 Proxy Statement │ 49

Pension Benefits — COMPENSATION AND RELATED TABLES
62 with at least three years of service. Any supplemental executive retirement benefits are payable in a lump sum six months after service with the company ends. In addition, reduced benefits are payable beginning at any age following termination.
If the employment of our NEOs (other than Mr. Colson and Ms. Maggio) terminated effective December 31, 2021, the annual amounts payable to them at age 62 under the Pension Plan would be: Mr. Mattke – $188,676; Mr. Miosi – $182,052; and Mr. Hughes – $209,174; and the lump-sum payments under the SERP would be: Mr. Mattke – $417,043; Mr. Miosi – $296,274; and Mr. Hughes – $174,712. As of December 31, 2021, Messrs. Mattke, Miosi and Hughes were each eligible to receive reduced benefits under these plans upon termination of employment. If their employment had been terminated effective December 31, 2021, and each one elected to begin receiving payments immediately, the annual amounts payable under the Pension Plan would have been: Mr. Mattke – $44,096; Mr. Miosi – $113,686; and Mr. Hughes – $181,380; and the lump-sum payments under the SERP would have been: Mr. Mattke – $204,390; Mr. Miosi – $247,593; and Mr. Hughes – $164,187. The discount rate and post-retirement mortality assumptions used to calculate the lump-sum payments differ from the factors used in our financial statements.
Named Executive Officers Hired on or after January 2, 2014
For Mr. Colson and Ms. Maggio, the accumulated benefit in the Cash Balance Component of the Pension Plan is based on an annual credit of 4% of his or her plan eligible compensation (described above) and an annual interest credit based on the yield of the 30-year Treasury securities. Similar to the Prior Plan Component of the Pension Plan, benefits in excess of the qualified plan are eligible for accrual in the SERP. Benefits in the Cash Balance Component fully vest upon the earlier of three years of service or attainment of normal retirement age, therefore, the benefit of each NEO is fully vested. If the employment of Mr. Colson and Ms. Maggio terminated effective December 31, 2021, the lump-sum payments at age 65 under the Pension Plan would be: Mr. Colson – $152,988, and Ms. Maggio – $150,717; and the lump-sum payments under the SERP would be: Mr. Colson – $51,582, and Ms. Maggio – $45,561; As of December 31, 2021, Mr. Colson and Ms. Maggio were each eligible to receive benefits under these plans upon termination of employment. If their employment had been terminated effective December 31, 2021, and each one elected to begin receiving payments immediately, the lump-sum payments would have been: Mr. Colson – $73,763; Ms. Maggio – $108,205; and the lump-sum payments under the SERP would have been: Mr. Colson – $24,870; Ms. Maggio – $32,710. The discount rate and post-retirement mortality assumptions used to calculate the lump-sum payments differ from the factors used in our financial statements.

50 │ MGIC Investment Corporation – 2022 Proxy Statement

COMPENSATION AND RELATED TABLES — Payments Upon Termination or Change in Control
Potential Payments Upon Termination or Change in Control
The following table summarizes the estimated value of payments to each of the NEOs assuming the triggering event or events indicated occurred on December 31, 2021.

Name	Termination Scenario	Total ($)	Cash Payment[1] ($)	Value of Restricted Equity and Stock Options that will Vest on an Accelerated Basis[2] ($)	Value of Restricted Equity and Stock Options Eligible for Continued Vesting[2] ($)	Value of Other Benefits[3] ($)
Timothy Mattke	Change in control with qualifying termination	18,800,146	4,752,142	13,857,822	—	190,182
	Change in control without qualifying termination	—	—	—	—	—
	Disability	11,685,954			11,685,954
	Death	11,291,019	—	11,291,019	—	—
Salvatore Miosi	Change in control with qualifying termination	12,922,439	3,585,117	9,167,140	—	170,182
	Change in control without qualifying termination	—	—	—	—	—
	Disability	7,705,558			7,705,558
	Death	7,700,381	—	7,700,381	—	—
Nathaniel Colson	Change in control with qualifying termination	5,822,871	1,929,765	3,766,547	—	126,559
	Change in control without qualifying termination	—	—	—	—	—
	Disability	3,097,142			3,097,142
	Death	3,033,160	—	3,033,160	—	—
James Hughes	Change in control with qualifying termination	8,233,695	2,415,375	5,686,714	—	131,606
	Change in control without qualifying termination	—	—	—	—	—
	Disability	4,771,506			4,771,506
	Death	4,953,328	—	4,953,328	—	—
Paula Maggio	Change in control with qualifying termination	7,622,158	2,335,495	5,145,964	—	140,699
	Change in control without qualifying termination	—	—	—	—	—
	Disability	4,230,756			4,230,756
	Death	4,412,578	—	4,412,578	—	—
1    As described further in "Change in Control Agreements and Severance Pay” below, each of our current NEOs is a party to a KEESA that may provide for payments after a change in control. A qualifying termination is a termination within three years after the change in control by the Company other than for cause, death or disability or by the executive for good reason. Amounts are payable in one or two lump sums, depending on limits on amounts that may be paid within six months under applicable tax rules and regulations. The first lump sum is payable within 10 business days after the termination date and the second lump sum, if required by applicable tax rules and regulations, is payable six months thereafter.
Payments under the KEESAs are capped by reducing such payments to an amount that will not trigger payment of federal excise taxes on such payment (the Cut-Back Provision), but only if the resulting after-tax value to the participant of the total payments upon a change in control would be greater than the after-tax value to the participant if the cash payments were not so reduced with the participant responsible for the excise taxes. The Cut-Back Provision did not apply to any payments shown in the table.
2    The value attributed to restricted equity that accelerates or is eligible for continued vesting is calculated using the closing price on the NYSE on December 31, 2021 (which is a higher valuation than that specified by IRS regulations for tax purposes). Under the agreements governing the terms of the equity awards, upon an NEO's death, restricted stock units will vest immediately; and upon an NEO's disability, restricted stock units will continue to vest.
3    In connection with a change in control, other benefits include three years of health and welfare benefits, outplacement costs, and an allowance for tax, legal and accounting fees.
For an estimate of the value of pension benefits for an NEO upon retirement, please see the Pension Benefits Table.
MGIC Investment Corporation – 2022 Proxy Statement │ 51

Payments Upon Termination or Change in Control — COMPENSATION AND RELATED TABLES
Change in Control Agreements and Severance Pay
Key Executive Employment and Severance Agreement.
Each of our NEOs is a party to a KEESA. As previously disclosed and as discussed below, we amended and restated the KEESAs during 2021.
Under the amended and restated KEESAs, if a change in control occurs and the executive’s employment is terminated within three years after the change in control (this period is referred to as the employment period), other than for cause, death or disability, or if the executive terminates his or her employment for good reason, the executive is generally entitled to receive a termination payment of twice the sum of his or her annual base salary, his or her targeted bonus award at the time of termination, and an amount for pension accruals and profit sharing and matching contributions to our tax‑qualified defined contribution plan, subject to reduction as described below. This termination payment is payable in one or two lump sums, depending on limits on amounts that may be paid within six months under applicable tax rules and regulations. The first lump sum is payable within 10 business days after the termination date and the second lump sum, if required by applicable tax rules and regulations, is payable six months thereafter.
The KEESAs provide that, for a period of twelve months after a termination for which a payment is required, the executive is subject to non-competition and non-solicitation provisions. The KEESAs also impose confidentiality obligations on our executives.
Under the KEESAs, a change in control generally would occur upon the acquisition by certain unrelated persons of 25% or more of our Common Stock; an exogenous change in the majority of our Board of Directors; certain mergers, consolidations or share exchanges or related share issuances; or our sale or disposition of all or substantially all of our assets. We would have “cause” to terminate an executive under a KEESA if the executive were intentionally to engage in certain bad faith conduct causing demonstrable and serious financial injury to us; to be convicted of certain felonies; or to willfully, unreasonably and continuously refuse to perform his or her existing duties or responsibilities. An executive would have “good reason” under his or her KEESA if we were to breach the terms of the KEESA or make certain changes to the executive’s position or working conditions.
While the executive is employed during the employment period, the executive is entitled to a base salary no less than the base salary in effect prior to the change in control and targeted and maximum bonus opportunities of no less than the targeted and maximum bonus opportunities in effect prior to the change in control. The executive is also entitled to annual equity awards that are as favorable (in terms of grant date fair value and length of vesting period) as the more favorable of those granted in the year of the change in control or the year prior. This benefit may be offset by value provided through an increase to another pay element (for example, if the new employer does not offer equity compensation). The executive is also entitled to participate in medical and other specified benefit plans. Such benefits include life insurance benefits made available to salaried employees generally and other benefits provided to executives of comparable rank, including supplemental retirement benefits and periodic physicals.
If the executive experiences a qualified termination, he or she is entitled to continued life and health insurance for twenty-four months or, if earlier, the time he or she obtains similar coverage from a new employer, outplacement services and up to a total of $10,000 to cover tax preparation, legal and accounting services relating to the KEESA termination payment.
The KEESAs provide no gross-ups by the Company for excise tax payments resulting from payments upon a change in control. The form of KEESA is filed as an exhibit to our Form 10-K. The foregoing description is only a summary and is qualified by the actual terms of the KEESA.
As previously disclosed, the amended and restated KEESAs generally include the same terms, and involve generally the same potential payment amounts, as the prior KEESAs, except for the following changes:
•As described above, the executive’s bonus opportunity during the employment period must have target and maximum levels that are no less than the corresponding target and maximum bonus levels under the executive’s bonus opportunity prior to the change in control. The prior KEESAs had

52 │ MGIC Investment Corporation – 2022 Proxy Statement

COMPENSATION AND RELATED TABLES — Payments Upon Termination or Change in Control
described the required bonus opportunity only in terms of a percentage of the maximum bonus opportunity prior to the change in control.
•As described above, during the employment period, the executive will be entitled to receive annual grants of equity awards that are as favorable to the executive as the equity awards granted to the executive in either the year of, or the year immediately preceding, the change in control. The prior KEESAs required the aggregate value of equity awards and other fringe benefits to be not less than 75% of the aggregate annual value of such benefits made available to the executives prior to the change in control.
•Upon a change in control, the amended and restated KEESA provides for the same “double trigger” vesting as is provided under our 2015 Omnibus Incentive Plan and our 2020 Omnibus Incentive Plan except that, if outstanding equity awards are not assumed or the executive does not receive a substitute award from the acquirer in the change in control transaction, performance-vesting RSUs will vest based on the greater of target performance, performance as measured through the date of the change in control (as measured against a pro-rated portion of the performance goal) or the most recently forecasted performance through the end of the performance period, instead of in the maximum amount, as under the prior KEESAs. The amended and restated KEESA applies the same approach to unvested performance-vesting RSUs upon a covered termination.
•The amended and restated KEESAs modified the calculation of the termination payment that will be payable to the executive on a covered termination so that (a) the calculation is the same regardless of when during the employment period the covered termination occurs and (b) the bonus component of the termination payment calculation is based, in relevant part, on the executive’s target, rather than maximum, bonus. In addition, the amended and restated KEESAs modified the calculation of the termination payment such that rather than taking into account, as under the prior KEESAs, an amount equal to the actuarial equivalent of the executive’s life annuity benefit accruals under the SERP for the year of termination or a prior year (whichever is greater), under the amended and restated KEESAs, the calculation takes into account the dollar value of the amounts that were or would have been credited to the executive’s account as a cash balance contribution credit under the pension plan and the SERP.
•The amended and restated KEESAs modified the definition of “good reason” following a change in control to add as a triggering event certain relocations of the executive’s principal place of employment more than 50 miles.
•Upon a covered termination, rather than receiving, as under the prior KEESAs, the bonus otherwise payable to the executive for the year of termination under the amended and restated KEESAs, an executive would receive only a pro rata bonus; such pro rata bonus would be calculated and paid on the basis of the greater of performance as measured through the termination date or the most recently forecasted performance through the end of the performance period.
•Upon a covered termination, the duration of health and welfare benefits under the amended and restated KEESAs matches the severance period rather than, as under the prior KEESAs, being linked to the end of the employment period.
•As described above, following a covered termination, in addition to a 12-month non-competition provision similar to the non-competition provision in the prior KEESAs, the executive will be subject to a 12-month non-solicitation provision with respect to our employees and customers.
Post-Termination Vesting of Certain Restricted Stock Units.
In general, our restricted stock units ("RSUs") outstanding as of December 31, 2021 are forfeited upon a termination of employment, other than as a result of the award recipient’s death (in which case the target number of RSUs vest) or disability (in which case the RSUs continue to vest). In general, if employment terminates by reason of retirement after age 62 for a recipient who has been employed by us for at least seven years, RSUs granted at least one year prior to the date of the employment termination will continue to vest if the recipient enters into a non-competition agreement with us. None of our current NEOs is 62 or older.
MGIC Investment Corporation – 2022 Proxy Statement │ 53

Payments Upon Termination or Change in Control — COMPENSATION AND RELATED TABLES
Our RSU awards provide that the RSUs will not vest upon a change in control if the Committee reasonably determines in good faith prior to the occurrence of the change in control that the awards will be assumed or replaced by the employee’s employer immediately following the change in control with an alternative award meeting specified requirements. For purposes of the table above, we assume that the awards will be so assumed or replaced.
If there is a change in control with a qualified termination of employment, then the RSUs granted in 2019 and 2020 would immediately vest, and the RSUs granted in 2021 would vest by assuming that the performance goals had been achieved equal to the greater of: (a) target performance, (b) performance measured through the employment termination date, with the performance goal adjusted to reflect the portion of the performance period that has lapsed through the termination date, and (c) the most recently forecasted performance through the end of the performance period.
Severance Pay.
Although we do not have a written severance policy for terminations of employment unrelated to a change in control, we have historically negotiated severance arrangements with officers whose employment we terminate without cause. The amount that we have paid has varied based upon the officer’s tenure and position.

54 │ MGIC Investment Corporation – 2022 Proxy Statement

COMPENSATION AND RELATED TABLES — CEO Pay Ratio

2021 CEO Pay Ratio
The following table shows the ratio of the median of the annual total compensation of all of our employees, except the CEO, to the annual total compensation of the CEO.

Median of the 2021 Annual Total Compensation of all of our Employees, except the CEO	2021 Annual Total Compensation of the CEO	Ratio of the Median of the 2021 Annual Total Compensation of all of our Employees, except the CEO, to the Annual 2021 Total Compensation of the CEO
$137,827	$6,414,697	1:47
The 2021 Annual Total Compensation of the median employee, and the 2021 Annual Total Compensation of the CEO, were calculated in accordance with the rules applicable to the Summary Compensation Table, adjusted to include the value of tax-exempt, non-discriminatory health benefits provided by us.
Our median 2021 employee was determined by considering, for each employee employed by us and our consolidated subsidiaries as of December 31, 2021, the sum of “pension eligible compensation” and the "change in pension value" during 2021. “Pension eligible compensation” includes base wages, commission, overtime pay and bonuses paid in 2021. The "pension eligible compensation" is derived from our payroll records. The "change in pension value" is calculated in the same manner as it is for the Summary Compensation Table and is provided by our pension consultant.

MGIC Investment Corporation – 2022 Proxy Statement │ 55

Item 3 – Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee has reappointed the accounting firm of PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for the year ending December 31, 2022. As a matter of good corporate governance, the Board is seeking shareholder ratification of the appointment even though ratification is not legally required. If shareholders do not ratify this appointment, the Audit Committee will take this into consideration in its future selection of an independent registered public accounting firm. A representative of PwC is expected to attend the Annual Meeting and will be given an opportunity to make a statement and respond to appropriate questions.
Audit and Other Fees
For the years ended December 31, 2021 and 2020, PwC's fees for services were as shown in the table below.

	2021	2020
Audit Fees	$2,519,800	$2,693,856
Audit-Related Fees	135,000	130,000
Tax Fees	124,000	55,000
All Other Fees	5,400	3,870
Total Fees	$2,784,200	$2,882,726
Audit Fees relate to PwC’s review of our quarterly financial statements, audit of our year-end financial statements and internal controls over financial reporting, and agreed upon procedures performed in connection with our excess of loss reinsurance transactions. Audit-Related Fees relate to the preparation of a SOC2 report (SOC is an abbreviation for Service Organization Controls). Tax Fees relate to a review of our tax returns and a tax study. All Other Fees relate to subscriptions for an online library of financial reporting and assurance literature.
The rules of the SEC regarding auditor independence provide that independence may be impaired if the auditor performs services without the pre-approval of the Audit Committee. The Committee’s policy regarding pre-approval of audit and allowable non-audit services to be provided by the independent auditor includes a list of services that are pre-approved as they become necessary and requires the Committee’s pre-approval of a schedule of other services expected to be performed during the ensuing year prior to the start of the annual audit engagement. If we desire the auditor to provide a service that is not in either category, the service may be presented for pre-approval by the Committee at its next meeting or may be pre-approved by the Chairperson (or another Committee member designated by the Committee). The Committee member approving the service will be given detail regarding the service equivalent to the detail that would be given to the Committee, and the Committee will be notified of the approved service at its next regularly scheduled meeting. We periodically provide the Committee with information about fees paid for services that have been approved and pre-approved. The Audit Committee pre-approved all of the services that PwC provided in 2020 and 2021.

56 │ MGIC Investment Corporation – 2022 Proxy Statement

ITEM 3 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Shareholder Vote Required
The affirmative vote of a majority of the votes cast on this matter is required for the ratification of the appointment of PwC as our independent registered public accounting firm. Abstentions and broker non-votes, if any, will not be counted as votes cast.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
RATIFICATION OF THE APPOINTMENT OF PWC AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM. PROXY CARDS AND VOTING INSTRUCTION FORMS WILL
BE VOTED FOR RATIFICATION UNLESS A SHAREHOLDER GIVES OTHER INSTRUCTIONS
ON THE PROXY CARD OR VOTING INSTRUCTION FORM.

Report of the Audit Committee
The Audit Committee assists the Board of Directors in the oversight by the Board of Directors of the integrity of MGIC Investment Corporation’s financial statements, the effectiveness of its system of internal controls, the qualifications, independence and performance of its independent accountants, the performance of its internal audit function, and its compliance with legal and regulatory requirements.
The Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP (PwC), MGIC Investment Corporation’s independent registered public accounting firm, its audited financial statements for the year ended December 31, 2021. The Audit Committee discussed with PwC the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. The Audit Committee also received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding auditor-audit committee communications about independence and discussed with PwC their independence from MGIC Investment Corporation and its management.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that MGIC Investment Corporation’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2021, which has been filed with the SEC. These are the same financial statements that appear in MGIC Investment Corporation’s Annual Report to Shareholders.
Members of the Audit Committee:
Gary A. Poliner, Chair
Daniel A. Arrigoni
Jay C. Hartzell
Melissa B. Lora
Sheryl L. Sculley

MGIC Investment Corporation – 2022 Proxy Statement │ 57

OTHER MATTERS

Other Matters
Stock Ownership Information
Security Ownership of Directors and Executive Officers
The following table shows the amount of our Common Stock beneficially owned by each of our directors, director nominees and NEOs, and by all directors and executive officers as a group, as of March 11, 2022. Unless otherwise noted, the persons listed in the table have sole voting and investment power over their shares.

Name of Beneficial Owner	Common Stock Owned Directly[1]	Common Stock Owned Indirectly[2]	Restricted Stock and Common Stock Underlying RSUs[3]	Total Number of Shares Beneficially Owned	Director Phantom Share Units [4]	Restricted Stock Units [5]	Total Shares Beneficially Owned Plus Underlying Units
Analisa M. Allen	—	—	8,130	8,130	4,108	—	12,238
Daniel A. Arrigoni	—	30,000	—	30,000	—	8,130	38,130
C. Edward Chaplin	10,000	—	—	10,000	45,254	8,130	63,384
Curt S. Culver	11,504	1,238,818	—	1,250,322	—	8,130	1,258,452
Jay C. Hartzell	—	—	1,626	1,626	17,838	6,504	25,968
Timothy A. Holt	20,000	—	8,130	28,130	86,739	—	114,869
Jodeen A. Kozlak	5,000	—	8,130	13,130	26,828	—	39,958
Michael E. Lehman	34,939	—	11,180	46,119	1,463	—	47,582
Melissa B. Lora	—	—	—	—	31,659	8,130	39,789
Gary A. Poliner	—	—	—	—	130,440	8,130	138,570
Sheryl L. Sculley	—	—	8,130	8,130	17,838	—	25,968
Mark M. Zandi	—	—	—	—	43,949	8,130	52,079
Timothy M. Mattke	436,676	912	—	437,588	0	921,744	1,359,332
Salvatore A. Miosi	278,957	2,524	—	281,481	0	547,255	828,736
Nathaniel H. Colson	8,492	—	—	8,492	0	277,156	285,648
James J. Hughes	54,060	154,003	—	208,063	0	290,128	498,191
Paula C. Maggio	67,952	—	—	67,952	0	252,628	320,580
All Directors and Executive Officers as a Group (19 Persons)	1,006,124	1,426,257	45,326	2,477,707 [6]	406,116	2,718,380	5,602,203
1    Includes shares for which investment power is shared as follows: all directors and executive officers as a group — 66,683.
2    Includes: (a) Shares held in our Profit Sharing and Savings Plan as follows: Mr. Mattke — 912; Mr. Miosi — 2,524; and all executive officers as a group — 3,436; (b) Shares held by a family trust affiliated with: Mr. Arrigoni — 30,000; Mr. Culver — 802,755; Mr. Hughes — 154,003; and all directors and executive officers as a group — 986,758; and (c) 436,063 shares held by a Foundation for which Mr. Culver has no pecuniary interest but shares voting and dispositive power.
3    Includes: (a) 3,050 shares underlying RSUs that were issued to Mr. Lehman pursuant to our former RSU award program (See “Compensation of Directors — Former RSU Award Program” in our 2015 Proxy Statement filed with the SEC on March 24, 2015 (our 2015 Proxy Statement)) and (b) 8,130 shares underlying RSUs that were issued to each director in January 2022 and dividends reinvested on such shares, if such RSUs could be settled in shares of Common Stock within 60 days of the record date. No director has voting or investment power over the shares underlying these units.
4    Includes share equivalents held under our Deferred Compensation Plan for Non-Employee Directors (See “Compensation of Directors — Deferred Compensation Plan and Annual Grant of Share Units” below) over which the directors have neither voting nor investment power. For all directors as a group — 406,116.
5    Represents shares underlying stock-settled RSUs that cannot be settled in Common Stock within 60 days of the record date. For all executive officers as a group — 2,663,096, for all directors as a group — 55,284.

58 │ MGIC Investment Corporation – 2022 Proxy Statement

STOCK OWNERSHIP
6    As of March 11, 2022, no individual director or executive officer beneficially owned more than 1% of the Common Stock outstanding, and all directors and executive officers as a group beneficially owned less than 1% of the shares of Common Stock outstanding.
Security Ownership of Certain Beneficial Owners
The following table shows the amount of our Common Stock held by persons who were beneficial owners of more than 5% of our shares as of March 11, 2022, based on information filed with the SEC.

Name	Shares Beneficially Owned	Percent of Class
The Vanguard Group, Inc. 100 Vanguard Boulevard, Malvern, PA 19355	33,120,155 [1]	10.5%
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	27,745,345 [2]	8.8%
Wellington Management Group LLP 280 Congress Street, Boston, MA 02210	22,466,040 [3]	7.1%
FMR LLC 245 Summer Street, Boston, MA 02210	21,591,037 [4]	6.9%
1    The Vanguard Group, Inc. reported ownership as of February 28, 2022, on behalf of itself and certain subsidiaries. It reported that it had sole dispositive power for 32,592,869 shares and shared dispositive power for 527,286 shares. It further reported that it had sole voting power for no shares and shared voting power for 221,978 shares.
2    BlackRock, Inc. reported ownership as of December 31, 2021, on behalf of itself and certain subsidiaries. It reported that it had sole dispositive power for 27,745,345 shares and shared dispositive power for no shares. It further reported that it had sole voting power for 26,710,655 shares and shared voting power for no shares.
3    Wellington Management Group LLP reported ownership as of December 31, 2021, on behalf of itself and certain subsidiaries. It reported that it had shared dispositive power for 22,466,040 shares and sole dispositive power for no shares. It further reported that it had shared voting power for 19,353,260 shares and sole voting power for no shares.
4    FMR LLC reported ownership as of December 31, 2021 on behalf of itself and certain subsidiaries. It reported that it had sole dispositive power for 21,591,037 shares and shared dispositive power for no shares. It further reported that it had sole voting power for 3,153,886 shares and shared voting power for no shares.
About the Meeting and the Proxy Materials
What is the purpose of the Annual Meeting?
At our Annual Meeting, shareholders will act on the matters outlined in our Notice of Annual Meeting preceding the Table of Contents, including election of the thirteen directors named in the Proxy Statement, an advisory vote to approve our executive compensation, ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022, and any other matters that properly come before the meeting.
Where will the meeting be held?
The 2022 Annual Meeting will be held entirely online via webcast to support the health and well-being of our shareholders, directors, employees and guests amidst the continuing public health impact of the COVID-19 pandemic. While you will not be able to attend the meeting at a physical location, we are committed to ensuring that shareholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the meeting online, vote your shares electronically and submit questions during the virtual annual meeting. We are excited to
MGIC Investment Corporation – 2022 Proxy Statement │ 59

ABOUT THE MEETING AND PROXY MATERIALS
embrace the latest technology to provide expanded access, allowing shareholders to participate from any location, at no cost to them.
How do I attend the meeting?
There will be no physical location for the 2022 Annual Meeting. To attend the virtual meeting, please visit www.virtualshareholdermeeting.com/MTG2022. Online access for the meeting will begin at 8:45 a.m. Central time on April 28, 2022. The virtual meeting will begin promptly at 9:00 a.m. Central time on April 28, 2022. To participate in the meeting, you will need to enter the 16-digit control number that appears on your voting instruction form or proxy card, or follow the other instructions provided on the voting instruction form for attending the meeting.
How do I submit questions for the meeting?
During the meeting, shareholders may ask questions by visiting www.virtualshareholdermeeting.com/MTG2022, entering their control number as described above, and clicking the “Q&A” button once in the meeting. We intend to answer all questions submitted that are pertinent to the business of the meeting, as time permits and in accordance with our meeting procedures. We will post all such questions and their answers on our Investor Relations website for a period of 30 days after our meeting.
What if I experience technical difficulties entering the meeting?
Online access to the virtual meeting will open at 8:45 a.m. Central time, 15 minutes prior to the start of the meeting, to allow time for you to log in and test your computer audio system. We encourage you to access the meeting prior to the start time. A technical support telephone number will be available on the registration page at www.virtualshareholdermeeting.com/MTG2022.
Who is entitled to vote at the meeting?
Only shareholders of record at the close of business on March 11, 2022, the record date for the meeting, are entitled to receive notice of and to participate in the Annual Meeting. For each share of Common Stock for which you were shareholder of record on that date, you are entitled to one vote on each matter considered at the meeting. On the record date, 314,786,451 shares of Common Stock were entitled to vote.
What is a proxy?
A proxy is another person you legally designate to vote your shares. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.
How do I vote my shares?
“Street Name” Holders: If you hold your shares in “street name,” meaning your shares are held in a stock brokerage account or by a bank or other nominee, your broker, bank or nominee has enclosed or provided a voting instruction form for you to use to direct the broker, bank or nominee how to vote your shares.
60 │ MGIC Investment Corporation – 2022 Proxy Statement

ABOUT THE MEETING AND PROXY MATERIALS
Some of these institutions offer telephone and online voting. If you attend the Annual Meeting, you may withdraw your proxy and vote your shares at the meeting.
Shareholders of Record: If you are a shareholder of record, meaning your shares are registered directly in your name with American Stock Transfer & Trust Company, LLC, our stock transfer agent, you may vote your shares in one of three ways:
•By Telephone — Call toll-free 1-800-690-6903 and follow the instructions. Have your proxy card available when you call.
•Online — Access www.proxyvote.com and follow the on-screen instructions. Have your proxy card available when you access the web page.
•By Mail — You may submit a proxy by completing, signing and dating your proxy card and mailing it in the accompanying pre-addressed envelope.
If you attend the Annual Meeting, you may withdraw your proxy and vote your shares at the meeting.
Participants in our Profit Sharing and Savings Plan: If you hold shares as a participant in our Profit Sharing and Savings Plan, you may instruct the plan trustee how to vote those shares in any one of three ways:
•By Telephone — Call toll-free 1-800-690-6903 and follow the instructions. Have your proxy card available when you call.
•Online — Access www.proxyvote.com and follow the on-screen instructions. Have your proxy card available when you access the web page.
•By Mail — You may submit a proxy by completing, signing and dating your proxy card and mailing it in the accompanying pre-addressed envelope.
The plan trustee will vote shares held in your account in accordance with your instructions and the plan terms. The plan trustee will only vote the shares for you if your instructions are received at least three business days before the Annual Meeting date.
Please contact our Investor Relations personnel at (414) 347-6596 if you would like information about attending the Annual Meeting and voting at the meeting.
Can I change my vote after I return my proxy card?
Yes. If you are a shareholder of record, you can revoke your proxy by advising our corporate Secretary in a writing that is received by her at any time before your shares are voted, by providing a new proxy with a later date, or by voting in person at the Annual Meeting. If your shares are held in street name by a broker, bank or nominee, or in our Profit Sharing and Savings Plan, you must follow the instructions of the broker, bank, nominee or plan trustee on how to change your vote.
If you are a shareholder of record or your shares are held in street name by a broker, bank or nominee, and if you attend the Annual Meeting, you may withdraw your proxy and vote your shares at the meeting.
How are the votes counted?
A quorum is necessary to hold the meeting and will exist if a majority of the 314,786,451 shares of Common Stock entitled to vote as of the record date are represented, in person or by proxy, at the meeting. Votes cast by proxy or in person at the meeting will be counted by Broadridge Financial Solutions, Inc., which has been appointed by our Board to act as inspector of election for the meeting. All
MGIC Investment Corporation – 2022 Proxy Statement │ 61

ABOUT THE MEETING AND PROXY MATERIALS
shares voted by proxy are counted as present for purposes of establishing a quorum, including those that abstain or as to which the proxies contain “broker non-votes” as to one or more items.
“Broker non-votes” occur when a broker or other nominee does not vote on a particular matter because the broker or other nominee does not have authority to vote without instructions from the beneficial owner of the shares and has not received such instructions. Broker non-votes will not be counted as votes for or against any matter. Brokers and other nominees have discretionary authority to vote shares without instructions from the beneficial owner of the shares only for matters considered routine. For the 2022 Annual Meeting, nominees will only have discretionary authority to vote shares on the ratification of the appointment of the independent registered public accounting firm without instructions from the beneficial owner.
What are the Board’s recommendations?
Our Board of Directors recommends a vote FOR all of the nominees for director (Item 1), FOR approval of our executive compensation (Item 2), and FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022 (Item 3).
If you sign and return a proxy card or voting instruction form without specifying how you want your shares voted, the named proxies will vote your shares in accordance with the recommendations of the Board for all Items and in their best judgment on any other matters that properly come before the meeting.
Will any other items be acted upon at the Annual Meeting?
The Board does not know of any other business to be presented at the Annual Meeting. No shareholder proposals will be presented at this year’s Annual Meeting.
What are the deadlines for submission of shareholder proposals, or for nominating or recommending a director candidate for nomination, for the next Annual Meeting?
Shareholders may submit proposals on matters appropriate for shareholder action at future Annual Meetings by following the SEC’s rules. Proposals intended for inclusion in next year’s proxy materials must be received by our Secretary no later than November 26, 2022. Additionally, shareholders may recommend a director candidate for consideration by the Management Development, Nominating and Governance Committee by submitting background information about the candidate, a description of his or her qualifications and the candidate’s consent to being recommended as a candidate. If the candidate is to be considered for nomination at the next annual shareholder meeting, the submission must be received by our Corporate Secretary in writing no later than November 26, 2022.
Under our Amended and Restated Bylaws (Bylaws), a shareholder who wants to bring business before the Annual Meeting that has not been included in the proxy materials for the meeting, or who wants to nominate directors at the meeting, must be eligible to vote at the meeting and give written notice of the proposal to our corporate Secretary in accordance with the procedures contained in our Bylaws. For the 2023 Annual Meeting, the notice must be received by the Secretary no later than February 8, 2023, and no earlier than January 14, 2023. The notice must describe the proposal and why it should be approved, identify any material interest of the shareholder in the matter, and include other information required by our Bylaws.
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ABOUT THE MEETING AND PROXY MATERIALS
Who pays to prepare, mail and solicit the proxies?
We will pay the cost of soliciting proxies. In addition to soliciting proxies by mail, our employees may solicit proxies by telephone, email, facsimile or personal interview. We have also engaged D.F. King & Co., Inc. to provide proxy solicitation services for a fee of $14,000, plus expenses such as charges by brokers, banks and other nominees to forward proxy materials to the beneficial owners of our Common Stock.
Householding
The broker, bank or other nominee for any shareholder who holds shares in “street name” and is not a shareholder of record may deliver only one copy of this Proxy Statement and the Annual Report to Shareholders to multiple shareholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and the Annual Report to Shareholders to a shareholder at a shared address to which a single copy of the document was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and Annual Report to Shareholders, now or in the future, should submit a request to MGIC by telephone at (414) 347-6480 or by submitting a written request to Investor Relations, MGIC Investment Corporation, P.O. Box 488, MGIC Plaza, Milwaukee, WI 53201. Beneficial owners sharing an address who are receiving multiple copies of the Proxy Statement and Annual Report to Shareholders and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy be mailed to all shareholders at the shared address in the future.
MGIC Investment Corporation – 2022 Proxy Statement │ 63

GLOSSARY
Glossary of Terms and Acronyms

Term	Description
ASC	Accounting Standards Codification.
Benchmarking Peers	The peer group used by the Committee to benchmark executive compensation.
CD&A	Compensation Discussion & Analysis.
Committee	The Management Development, Nominating and Governance Committee of our Board.
Compensation Consultant	Frederic W. Cook & Co., the Committee’s independent compensation consultant.
ESG	Environmental, Social & Governance.
EVP	Executive Vice President.
FASB	Financial Accounting Standards Board.
GAAP	Generally Accepted Accounting Principles in the United States.
IIF	Direct primary insurance in force (before the effects of reinsurance).
MGIC	Our wholly-owned subsidiary, Mortgage Guaranty Insurance Corporation.
Named Executive Officers	Our chief executive officer, our chief financial officer and our three other most highly compensated executive officers. The NEOs are the officers listed in the SCT.
NEOs	Named Executive Officers.
NIW	Direct new insurance written (before the effects of reinsurance).
NYSE	New York Stock Exchange.
ROE	Return on Equity. Unless otherwise indicated, ROE is calculated as Adjusted Net Operating Income divided by beginning of the year shareholders' equity, excluding accumulated other comprehensive income (loss).
RSUs	Restricted Stock Units.
SCT	Summary Compensation Table that appears on page 44.
SERP	Supplemental Executive Retirement Plan.
TDC	Total direct compensation, which consists of base salary, bonus (or non-equity incentive compensation) and equity awards (valued at their grant date value reported in the SCT).

A - 1 │ MGIC Investment Corporation – 2022 Proxy Statement

APPENDIX B — RECONCILIATION OF NON-GAAP MEASURES
Explanation and Reconciliation of Our Use of Non-GAAP Financial Measures
Non-GAAP Financial Measures
We believe that use of the Non-GAAP measures of adjusted pre-tax operating income (loss), adjusted net operating income (loss) and adjusted net operating income (loss) per diluted share facilitate the evaluation of the company's core financial performance thereby providing relevant information to investors. These measures are not recognized in accordance with GAAP and should not be viewed as alternatives to GAAP measures of performance.
Adjusted pre-tax operating income (loss) is defined as GAAP income (loss) before tax, excluding the effects of net realized investment gains (losses), gain and losses on debt extinguishment, net impairment losses recognized in earnings and infrequent or unusual non-operating items, where applicable.
Adjusted net operating income (loss) is defined as GAAP net income (loss) excluding the after-tax effects of net realized investment gains (losses), gain and losses on debt extinguishment, net impairment losses recognized in earnings, and infrequent or unusual non-operating items, where applicable. The amounts of adjustments to components of pre-tax operating income (loss) are tax effected using a federal statutory tax rate of 21%.
Adjusted net operating income (loss) per diluted share is calculated in a manner consistent with the accounting standard regarding earnings per share, by dividing (i) adjusted net operating income (loss) after making adjustments for interest expense on convertible debt, whenever the impact is dilutive, by (ii) diluted weighted average common shares outstanding, which reflects share dilution from unvested restricted stock units and from convertible debt when dilutive under the "if-converted" method.
Although adjusted pre-tax operating income (loss) and adjusted net operating income (loss) exclude certain items that have occurred in the past and are expected to occur in the future, the excluded items represent items that are: (1) not viewed as part of the operating performance of our primary activities; or (2) impacted by both discretionary and other economic or regulatory factors and are not necessarily indicative of operating trends, or both. These adjustments, along with the reasons for their treatment, are described below. Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these adjustments. Other companies may calculate these measures differently. Therefore, their measures may not be comparable to those used by us.
(1)Net realized investment gains (losses). The recognition of net realized investment gains or losses can vary significantly across periods as the timing of individual securities sales is highly discretionary and is influenced by such factors as market opportunities, our tax and capital profile, and overall market cycles.
(2)Gains and losses on debt extinguishment. Gains and losses on debt extinguishment result from discretionary activities that are undertaken to enhance our capital position, improve our debt profile, and/or reduce potential dilution from our outstanding convertible debt.
(3)Net impairment losses recognized in earnings. The recognition of net impairment losses on investments can vary significantly in both size and timing, depending on market credit cycles, individual issuer performance, and general economic conditions.
(4)Infrequent or unusual non-operating items. Items that are non-recurring in nature and are not part of our primary operating activities.

MGIC Investment Corporation – 2022 Proxy Statement │ B - 1

RECONCILIATION OF NON-GAAP MEASURES — APPENDIX B

Non-GAAP reconciliations

Reconciliation of Income before tax / Net income to Adjusted pre-tax operating income / Adjusted net operating income:

	Years Ended December 31,
	2021			2020			2019
(in thousands)	Pre-tax	Tax Effect	Net (after-tax)	Pre-tax	Tax Effect	Net (after-tax)	Pre-tax	Tax Effect	Net (after-tax)
Income before tax / Net income	$801,777	$166,794	$634,983	$559,263	$113,170	$446,093	$847,977	$174,214	$673,763
Adjustments:
Net realized investment (gains) losses	(7,009)	(1,472)	(5,537)	(13,245)	(2,781)	(10,464)	(5,108)	(1,073)	(4,035)
Loss on debt extinguishment	36,914	7,752	29,162	26,736	5,615	21,121	—	—	—
Adjusted pre-tax operating income / Adjusted net operating income	$831,682	$173,074	$658,608	$572,754	$116,004	$456,750	$842,869	$173,141	$669,728

Reconciliation of Net income per diluted share to Adjusted net operating income per diluted share:

	Years Ended December 31,
	2021			2020			2019
Weighted average diluted shares outstanding (in thousands)			351,308			359,293			373,924
Net income per diluted share			$1.85			$1.29			$1.85
Net realized investment (gains) losses			(0.02)			(0.03)			(0.01)
Loss on debt extinguishment			0.08			0.06			—
Adjusted net operating income per diluted share			$1.91			$1.32			$1.84

B - 2 │ MGIC Investment Corporation – 2022 Proxy Statement

APPENDIX B — RECONCILIATION OF NON-GAAP MEASURES
Reconciliation of Book Value per Share to Adjusted Book Value (ABV) per Share
Following is the reconciliation of book value per share to ABV per share used in determining vesting of each of the 2021, 2020 and 2019 equity awards.

Reconciliation of Book Value per Share to Adjusted Book Value per Share for 2021 Equity Awards

(In thousands, except per share amounts)	2021	2020
Shareholders' Equity (Book Value)	$4,861,382	$4,698,986
Divided by Shares Outstanding	320,336	338,573
Book Value per Share	$15.18	$13.88

Adjusted Book Value for 2020 Equity Awards (from below)	$5,161,422	$4,482,165
Divided by Shares Outstanding (from below)	339,326	338,573
Adjusted Book Value per Share for 2021 Equity Awards	$15.21	$13.24

Shareholders' Equity (Book Value)	$4,861,382	$4,698,986
Litigation Accruals	4,977	—
Common Stock Repurchases	290,818	—
Dividends	94,780	—
Accumulated Other Comprehensive (Income) Loss	(119,697)	(216,821)
Loss on Debt Extinguishment	29,162	—
Adjusted Book Value for 2021 Equity Awards	$5,161,422	$4,482,165

Shares Outstanding	320,336	338,573
Common Stock Repurchases	18,990	—
Adjusted Shares Outstanding	339,326	338,573
The grant documents and the Omnibus Incentive Plan for the 2021 equity awards provide for certain specific eliminations in arriving at adjusted book value per share, as follows:
•Accumulated Other Comprehensive Income (Loss)
•Certain Litigation Settlements / Judgments
•Repurchases of Common Stock
•Repurchases of Debt
•Adjustments for Changes in Tax Laws
•Adjustments for Changes in Accounting Principle
•Dividends
In addition, the Omnibus Incentive Plan allows the Committee to revise the performance goals if significant events occur during a performance period that the Committee expects will have a substantial effect on the performance goals. In the second half of 2019, the Company began to pay quarterly dividends to shareholders, after ceasing such dividends for more than ten years. When the 2019 Cliff BV Awards were approved in January 2019 , neither the Company’s forecast nor the adjusted book value per share growth goal assumed any dividends would be paid to shareholders. The Committee determined that resumption of dividends to shareholders would have substantial effect on the performance goal for the 2019 Cliff BV Awards and that they should be eliminated in arriving at adjusted book value per share for purposes of determining the vesting percentage.

MGIC Investment Corporation – 2022 Proxy Statement │ B - 3

RECONCILIATION OF NON-GAAP MEASURES — APPENDIX B

Reconciliation of Book Value per Share to Adjusted Book Value per Share for 2020 Equity Awards

(In thousands, except per share amounts)	2021	2020	2019
Shareholders' Equity (Book Value)	$4,861,382	$4,698,986	$4,309,234
Divided by Shares Outstanding	320,336	338,573	347,308
Book Value per Share	$15.18	$13.88	$12.41

Adjusted Book Value for 2019 Equity Awards (from below)	$5,207,760	$4,623,283	$4,236,527
Divided by Shares Outstanding (from below)	348,938	348,185	347,308
Adjusted Book Value per Share for 2020 Equity Awards	$14.92	$13.28	$12.20

Shareholders' Equity (Book Value)	$4,861,382	$4,698,986	$4,309,234
Common Stock Repurchases	410,815	119,997	—
Loss on Debt Extinguishment	50,283	21,121	—
Litigation Accruals	4,977	—	—
Accumulated Other Comprehensive (Income) Loss	(119,697)	(216,821)	(72,707)
Adjusted Book Value for 2020 Equity Awards	$5,207,760	$4,623,283	$4,236,527

Shares Outstanding	320,336	338,573	347,308
Common Stock Repurchases	28,602	9,612	—
Adjusted Shares Outstanding	348,938	348,185	347,308

Reconciliation of Book Value per Share to Adjusted Book Value per Share for 2019 Equity Awards

(In thousands, except per share amounts)	2021	2020	2019	2018
Shareholders' Equity (Book Value)	$4,861,382	$4,698,986	$4,309,234	$3,581,891
Divided by Shares Outstanding	320,336	338,573	347,308	355,371
Book Value per Share	$15.18	$13.88	$12.41	$10.08

Adjusted Book Value for 2018 Equity Awards (from below)	$5,560,163	$4,881,009	$4,411,605	$3,706,105
Divided by Adjusted Shares Outstanding (from below)	357,622	356,869	355,992	355,371
Adjusted Book Value per Share for 2019 Equity Awards	$15.55	$13.68	$12.39	$10.43

Shareholders' Equity (Book Value)	$4,861,382	$4,698,986	$4,309,234	$3,581,891
Litigation Accruals	23,542	18,565	18,565	—
Common Stock Repurchases	524,941	234,123	114,126	—
Loss on Debt Extinguishment	50,283	21,121	—	—
Dividends	219,712	125,035	42,387	—
Accumulated Other Comprehensive (Income) Loss	(119,697)	(216,821)	(72,707)	124,214
Adjusted Book Value for 2019 Equity Awards	$5,560,163	$4,881,009	$4,411,605	$3,706,105

Shares Outstanding	320,336	338,573	347,308	355,371
Conversion of Convertible Debt	37,286	18,296	8,684	—
Adjusted Shares Outstanding	357,622	356,869	355,992	355,371

B - 4 │ MGIC Investment Corporation – 2022 Proxy Statement

MGIC Investment Corporation

MGIC Plaza
Milwaukee, WI 53202
mtg.mgic.com

©2022 MGIC Investment Corporation
All rights reserved

21-50335 3/22

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Meeting, Proxy Statement and 2021 Annual Report are available at www.proxyvote.com.

D73529-P67947

MGIC INVESTMENT CORPORATION
Annual Meeting of Shareholders
April 28, 2022
9:00 a.m. Central Time

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 28, 2022.

I hereby appoint TIMOTHY J. MATTKE and NATHAN H. COLSON, and either one of them, as my proxy and attorney-in-fact, with full power of substitution by the Board of Directors of MGIC Investment Corporation (MGIC), to represent and vote, according to my choices on this proxy card, all shares of Common Stock of MGIC which I am entitled to vote at the Annual Meeting of Shareholders to be held virtually at www.virtualshareholdermeeting.com/MTG2022 on Thursday, April 28, 2022, at 9:00 a.m. Central Time, and at any adjournment, and in the discretion of the proxies on any other business properly brought before the meeting.

Notice to Participants in MGIC's Profit Sharing and Savings Plan: As a participant in the MGIC Profit Sharing and Savings Plan (Plan), you have the right to instruct the Plan Trustee how to vote the shares of MGIC Common Stock allocated to the account. If your voting instructions are received by the Plan Trustee at least three business days before the Annual Meeting, shares held in the account will be voted by the Plan Trustee in accordance with your voting choices. The Plan Trustee will not vote the shares for you if your instructions are not received at least three business days before the Annual Meeting date.

Continued and to be signed on reverse side

MGIC INVESTMENT CORPORATION
250 EAST KILBOURN AVE.
MILWAUKEE, WI 53202

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on April 27, 2022 for shares held directly and by 11:59 P.M. Eastern Time on April 25, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MTG2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow below available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on April 27, 2022 for shares held directly and by 11:59 P.M. Eastern Time on April 25, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D73528-P67947 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MGIC INVESTMENT CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Analisa M. Allen
02) Daniel A. Arrigoni
03) C. Edward Chaplin
04) Curt S. Culver
05) Jay C. Hartzell
06) Timothy A. Holt
07) Jodeen A. Kozlak
08) Michael E. Lehman
09) Teresita M. Lowman
10) Timothy J. Mattke
11) Gary A. Poliner
12) Sheryl L. Sculley
13) Mark M. Zandi

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: You may attend the Annual Meeting via the Internet and if you hold the shares directly (and not in the Plan), you may also vote during the Annual Meeting. Have the information that is printed in the box marked with the arrow on your Proxy Card available and follow the instructions.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date